AGREEMENT AND PLAN OF MERGER

                                 among

                        CISTRON BIOTECHNOLOGY, INC.,

                            CELLTECH GROUP PLC

                                   and

                            CGP ACQUISITION CORP.


                        Dated as of March 21, 2000

TABLE OF CONTENTS                                                    Page
-----------------                                                    ----
AGREEMENT AND PLAN OF MERGER............................................1

RECITALS................................................................1

ARTICLE I...............................................................1

THE MERGER..............................................................1

        1.1.    The Merger..............................................1
        1.2.    Closing.................................................2
        1.3.    Effective Time..........................................2
        1.4.    Further Action..........................................2

ARTICLE II..............................................................2

THE SURVIVING CORPORATION...............................................2

        2.1.    The Certificate of Incorporation........................2
        2.2.    The Bylaws..............................................2
        2.3.    Directors...............................................3
        2.4.    Officers................................................3

ARTICLE III.............................................................3

CONVERSION OF SHARES....................................................3

        3.1.    Effect on Stock.........................................3
        3.2.    Aggregate Base Consideration............................4
        3.3.    Aggregate Subsequent Merger Consideration...............6
        3.4.    Exchange of Certificates................................7
        3.5.    Appraisal Rights.......................................10
        3.6.    Adjustments to Prevent Dilution........................11
        3.7.    Stockholders' Representative...........................11
        3.8.    Stockholder Vote.......................................13

ARTICLE IV.............................................................13

REPRESENTATIONS AND WARRANTIES OF THE COMPANY..........................13

        4.1.    Organization, Good Standing and Qualification..........13
        4.2.    Capitalization.........................................13
        4.3.    Company Subsidiaries...................................14
        4.4.    Corporate Authority; Approval..........................14
        4.5.    Governmental Filings; No Violations....................14
        4.6.    Company Reports; Financial Statement...................15
        4.7.    Absence of Certain Changes.............................16
        4.8.    Litigation.............................................16
        4.9.    Employee Benefits......................................17
        4.10.   Compliance with Laws; Permits..........................17

        4.11.   Takeover Statutes......................................17
        4.12.   Environmental Matters..................................18
        4.13.   Taxes..................................................19
        4.14.   Labor Matters..........................................20
        4.15.   Intellectual Property..................................20
        4.16.   Title to Property......................................22
        4.17.   Material Contracts.....................................22
        4.18.   Prospectus/Proxy Statement; Form F-4...................24
        4.19.   Insurance Matters......................................24
        4.20.   Affiliated Transactions................................24
        4.21.   Brokers and Finders....................................25

ARTICLE V..............................................................26

REPRESENTATIONS AND WARRANTIES OF......................................26

        5.1.    Merger Subsidiary......................................26
        5.2.    Organization, Good Standing and Qualification..........26
        5.3.    Capitalization.........................................26
        5.4.    Corporate Authority; and Approval......................27
        5.5.    Governmental Filings; No Violations....................27
        5.6.    Parent Reports; Financial Statements...................28
        5.7.    Absence of Certain Changes.............................28
        5.8.    Prospectus/Proxy Statement; Form F-4...................29
        5.9.    Tax Treatment..........................................29
        5.10.   Brokers and Finders....................................29

ARTICLE VI.............................................................30

COVENANTS..............................................................30

        6.1.    Interim Operations of the Company......................30
        6.2.    Acquisition Proposals..................................32
        6.3.    Information Supplied...................................33
        6.4.    Stockholders' Meeting..................................33
        6.5.    Filings; Other Actions; Notification...................34
        6.6.    Taxation and Accounting................................35
        6.7.    Access.................................................35
        6.8.    Company Affiliates.....................................36
        6.9.    Stock Exchange Listing.................................36
        6.10.   Publicity..............................................36
        6.11.   Elimination of Warrants and Options to Purchase
                Company Common Stock...................................36
        6.12.   Expenses...............................................36
        6.13.   Directors' and Officers'Insurance......................37
        6.14.   Takeover Statute.......................................37
        6.15.   Aventis Pasteur Option Agreement.......................37
        6.16.   Access to Data.........................................38
        6.17.   Duke Agreement.........................................38
        6.18.   Genome Waiver..........................................38

        6.19.   Material Transfer Agreement............................38
        6.20.   NEMC License...........................................39

ARTICLE VII............................................................39

CONDITIONS.............................................................39

        7.1.    Conditions to Each Party's Obligation to Effect
                the Merger.............................................39
        7.2.    Conditions to Obligations of Parent and Merger
                Subsidiary.............................................40
        7.3.    Conditions to Obligation of the Company................41

ARTICLE VIII...........................................................43

TERMINATION............................................................43

        8.1.    Method of Termination..................................43
        8.2.    Effect of Termination..................................44
        8.3.    Indemnification........................................45

ARTICLE IX.............................................................46

MISCELLANEOUS AND GENERAL..............................................46

        9.1.    Survival...............................................46
        9.2.    Modification or Amendment..............................46
        9.3.    Waiver of Conditions...................................46
        9.4.    Counterparts...........................................46
        9.5.    Governing Law; Waiver of Jury Trial....................47
        9.6.    Notices................................................47
        9.7.    Entire Agreement; No Other Representations.............48
        9.8.    No Third Party Beneficiaries...........................49
        9.9.    Severability...........................................49
        9.10.   Interpretation.........................................49
        9.11.   Assignment.............................................49
        9.12.   Definitions............................................49

                        AGREEMENT AND PLAN OF MERGER
                        ----------------------------
        THIS AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement"), dated as of March 21, 2000 among Cistron Biotechnology, Inc., a Delaware corporation (the "Company"), Celltech Group plc, a company incorporated under the laws of England ("Parent"), and CGP Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Subsidiary").

                                RECITALS
                                --------
        WHEREAS, the respective boards of directors of each of Parent, Merger Subsidiary and the Company have determined that the merger of the Merger Subsidiary with and into the Company (the "Merger") upon the terms and subject to the conditions set forth in this Agreement has significant strategic benefits to Parent and the Company, and that the Merger is advisable and have approved the Merger;

        WHEREAS, the Company, Parent and Merger Subsidiary desire to make certain representations, warranties, covenants and agreements in connection with this Agreement; and

        WHEREAS, for federal income tax purposes, the Merger is intended to qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

        NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

        Certain terms used in this Agreement are defined in Section 9.12.

                                ARTICLE I
                                ---------

                                THE MERGER
                                ----------

        1.1.    The Merger.

        Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3.) the Merger Subsidiary shall be merged with and into the Company and the separate corporate existence of the Merger Subsidiary shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger except as otherwise provided herein. The Merger shall have the effects specified in the Delaware General Corporation Law, as amended (the "DGCL").

        1.2.    Closing.

        The closing of the Merger (the "Closing") shall take place (i) at the offices of Dorsey & Whitney LLP, 250 Park Avenue, New York, New York 10177 at 9:00 A.M. on the first business day after the day on which the last to be fulfilled or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company and Parent may agree in writing (the "Closing Date").

        1.3.    Effective Time.

        Concurrently with the Closing, the Company, Merger Subsidiary and Parent will cause a Certificate of Merger (the "Certificate of Merger") to be executed, acknowledged and filed with the Office of the Secretary of State of the State of Delaware as provided in the DGCL. The Merger shall become effective at the time the Certificate of Merger is filed with the Office of the Secretary of State of the State of Delaware or at such later time agreed by the Company and Parent and established under the Certificate of Merger (the "Effective Time").

        1.4.    Further Action.

        If at any time after the Effective Time further action is necessary or desirable in order to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either Merger Subsidiary or the Company, the officers of the Surviving Corporation are fully authorized in the name of Merger Subsidiary, the Company or otherwise to take, and shall take, all such lawful and necessary action as directed by Parent.

                                ARTICLE II
                                ----------
                        THE SURVIVING CORPORATION
                        -------------------------

        2.1.    The Certificate of Incorporation.

        At the Effective Time, the certificate of incorporation of Merger Subsidiary shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended as provided therein or by applicable law (the "Certificate of Incorporation").

        2.2.    The Bylaws.

        The bylaws of Merger Subsidiary in effect at the Effective Time shall be the Bylaws of the Surviving Corporation (the "Bylaws"), until thereafter amended as provided therein, as set forth in the Certificate of Incorporation or by applicable law.

        2.3.    Directors.

        The directors of Merger Subsidiary at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the Bylaws.

        2.4.    Officers.

        The officers of the Merger Subsidiary at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or termination.


                                ARTICLE III
                                -----------
                           CONVERSION OF SHARES
                           --------------------

        3.1.    Effect on Stock.

        At the Effective Time, as a result of the Merger and without any action on the part of the holder of any stock of the Company:

        (a) Merger Consideration. Each share of common stock, par value $.01 per share, of Company ("Company Common Stock"), (each a "Share" or, collectively, the "Shares") issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 3.1.
(b) and Dissenting Shares, as defined in Section 3.5.) shall be converted into, and become exchangeable for the right to receive:

                1. the "Base Merger Consideration," consisting of such number of Parent American Depository Shares (collectively, the "ADSs"), each of which ADS represents 2 ordinary shares, nominal value 50p per share, of Parent (the "Parent Shares"), obtained by dividing the Aggregate Base Merger Shares, as defined in Section 3.2.(c), by the Shares outstanding immediately prior to the Effective Time;

                2. the "Holdback Merger Consideration," consisting of such number of ADSs, if any, obtained by dividing the Aggregate Holdback Merger Shares, as defined in Section 3.2(d), by the Shares outstanding immediately prior to the Effective Time, it being understood that any such right to receive the Holdback Merger Consideration is subject to reduction pursuant to Section 3.3(c); and

                3. the "Aventis Pasteur Option Exercise Merger Consideration," consisting of (i) cash payments equal to (A) the Aggregate Cash Aventis Pasteur Option Exercise Merger Consideration, as defined in Section 3.3.(a), divided by (B) the Shares outstanding immediately prior to the Effective Time, and (ii) such number of ADSs obtained by dividing (x) the Aggregate Aventis Pasteur Option Exercise Merger Shares, as defined in Section 3.3(a), by (y) the Shares outstanding immediately prior to the Effective Time, it being understood that any such right to receive any payment under this clause (3) is a contingent right that is dependent, among other things, on whether Parent receives any Aventis Pasteur Option Payment and that any such payments are subject to reduction pursuant to Section 3.2.(b) and
        Section 3.3. The Base Merger Consideration, the Holdback Merger Consideration and the Aventis Pasteur Option Exercise Merger Consideration are collectively referred to as the "Merger Consideration."

The right to receive the Merger Consideration shall be held by the holders of record of the Shares immediately prior to the Effective Time, and such holders of record shall have no right to transfer any right to the Holdback Merger Consideration or the Aventis Pasteur Option Exercise Merger Consideration (including without limitation by means of a pledge or hypothecation) except under the laws of distribution and descent. Following the Merger, all Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate formerly representing any of such Shares shall thereafter represent only the right to receive the Merger Consideration, cash in lieu of fractional shares pursuant to Section 3.4.(e), if any (without interest), and any distribution or dividend pursuant to
Section 3.4.(c) (without interest) and in the case of Dissenting Shares, the rights afforded the holder under Section 262 of the DGCL.

        (b) Cancellation of Shares. Each Share issued and outstanding immediately prior to the Effective Time and owned by Parent or owned by the Company or any direct or indirect Subsidiary of Parent or of the Company (in each case other than Shares that are owned on behalf of third parties), shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding and shall be canceled and retired without payment of any consideration therefor.

        (c) Merger Subsidiary. At the Effective Time, each share of common stock of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, $.01 par value, of the Surviving Corporation and shall constitute the only outstanding capital stock of the Surviving Corporation.

        3.2.    Aggregate Base Consideration.

        (a) Unaudited Signing Balance Sheet. Section 3.2.(a) of the Company Disclosure Schedule sets forth the unaudited balance sheet of the Company as of December 31, 1999 (the "Unaudited Signing Balance Sheet") and a calculation of the Net Current Assets as of December 31, 1999 (the "Unaudited Signing Net Current Assets"), together with a certificate signed by the Chief Financial Officer of the Company certifying (i) that the Unaudited Signing Balance Sheet was prepared in accordance with GAAP, as defined in
Section 4.6., consistently applied, except for the absence of footnotes and subject to adjustments consisting of normal year-end accruals, (ii) that the Unaudited Signing Balance Sheet fairly and accurately presents the financial condition of the Company as of December 31, 1999, and (iii) as to the calculation of the Unaudited Signing Net Current Assets. The Unaudited Signing Balance Sheet has been prepared in consultation with Parent and Parent's representatives after Parent and Parent's representatives have had access (consistent with the provisions reflected in Section 6.7.) to financial information and personnel relevant to the preparation of the Unaudited Signing Balance Sheet.

        (b) Unaudited Closing Balance Sheet. At least three days prior to the Closing Date, the Company shall deliver to Parent an unaudited balance sheet of the Company as of the Closing Date (the "Preliminary Unaudited
Closing Balance Sheet") and a preliminary calculation of the Net Current Assets as of the Closing Date, together with a certificate signed by the Chief Financial Officer of the Company certifying (i) that the Preliminary Unaudited Closing Balance Sheet was prepared in accordance with GAAP, consistently applied, except for the absence of footnotes and subject to adjustments consisting of normal year-end accruals, (ii) that the Preliminary Unaudited Closing Balance Sheet fairly and accurately presents the financial condition of the Company as of the Closing Date, and (iii) as to the calculation of the Net Current Assets as of the Closing Date. The Preliminary Unaudited Closing Balance Sheet shall have been prepared in consultation with Parent and Parent's representatives after Parent and Parent's representatives have had access (consistent with the provisions reflected in Section 6.7.) to financial information and personnel relevant to the preparation of the Unaudited Closing Balance Sheet. Parent shall notify the Company in writing of any disagreements with the Preliminary Unaudited Closing Balance Sheet or preliminary calculation of Net Current Assets prior to 9:00 a.m. (New York City time) on the second day following the Company's delivery to Parent of the Preliminary Unaudited Closing Balance Sheet (the "Balance Sheet Notice"). If the Balance Sheet Notice is not delivered to the Company as specified herein, the Preliminary Unaudited Closing Balance Sheet shall then be the "Unaudited Closing Balance Sheet" and the Net Current Assets reflected thereon shall be the "Unaudited Closing Net Current Assets." If the Balance Sheet Notice has been delivered to the Company, the Company and Parent shall use their good faith efforts to resolve promptly any disagreements between them concerning the Preliminary Unaudited Closing Balance Sheet. In the event that, despite such good faith efforts, Parent and the Company are unable to resolve any such disagreements within three days after Parent delivers the Balance Sheet Notice to the Company, the parties shall use the Preliminary Unaudited Closing
Balance Sheet and preliminary calculation of Net Current Assets as the basis to determine the Aggregate Base Merger Shares, subject to a post-Closing adjustment as described below. Parent and the Company (or after the Effective Time, the Stockholders' Representative) shall together appoint PriceWaterhouse LLP (the "Arbitrator") to resolve any such disagreements. Parent and the Company (or after the Effective Time, the Stockholders' Representative) shall present their positions to the Arbitrator, together with such other materials as the Arbitrator deems appropriate. The Arbitrator shall render its decision as to such disagreements within 10 days after its engagement.
In the event that it is determined that the Net Current Assets reflected on the Preliminary Unaudited Closing Balance Sheet are more than the Net Current Assets as modified by the resolution of such disagreements, then Parent shall have the right to reduce the $1,000,000 amount used to calculate the Aggregate Holdback Merger Shares or the amount of the Aventis Pasteur Option Payments used to calculate the Aventis Pasteur Option Exercise Merger Consideration by the amount of any such overage. Any such reduction in the Aventis Pasteur Option Exercise Merger Consideration shall be applied first to reduce the Aggregate Cash Aventis Pasteur Option Exercise Merger Consideration, if any, and then the Aggregate Aventis Pasteur Option Exercise Merger Shares, if any. The Preliminary Unaudited Closing Balance Sheet, as modified by the resolution of the parties, shall then be the

"Unaudited Closing Balance Sheet" and the Net Current Assets reflected thereon shall be the "Unaudited Closing Net Current Assets."

        (c) Aggregate Base Merger Shares. The "Aggregate Base Merger Shares" shall be equal to the quotient obtained by dividing (i) the sum of Seven Million Seven Hundred and Fifty Thousand Dollars ($7,750,000) and the Unaudited Closing Net Current Assets, by (ii) the "Parent ADS Signing Date Per Share Value." The "Parent ADS Signing Date Per Share Value" shall mean the average closing price of an ADS as reported on the New York Stock Exchange for the five most recent days that ADSs have traded ending on the last full trading day prior to the date of this Agreement.

	(d)	Aggregate Holdback Merger Shares.  The "Aggregate Holdback
Merger Shares" shall be equal to the quotient obtained by dividing
(i) $1,000,000 by (ii) the Parent ADS Signing Date Per Share Value. Within seven days after December 31, 2000 Parent shall deposit, or cause to be deposited, with the Exchange Agent the portion, if any, of the Aggregate Holdback Merger Shares that Stockholders (other than holders of Dissenting Shares) in accordance with Section 3.1(a) are then entitled to receive.

        3.3.    Aggregate Subsequent Merger Consideration.

        (a) Aventis Pasteur Option Exercise Merger Consideration. In the event that Parent or the Surviving Corporation shall, on or before January 31, 2003, receive any cash payment from Aventis Pasteur, S.A. ("Aventis Pasteur") pursuant to Section 2.2.3 of the Option and Collaboration Agreement dated October 30, 1998 between the Company and Pasteur as the same may be amended (the "Aventis Pasteur Option Agreement" and each of the two such cash payments, a "Aventis Pasteur Option Payment"), with such cash payments together totaling $7,000,000, Stockholders (other than holders of Dissenting Shares) shall be entitled to receive the Aventis Pasteur Option Exercise Merger Consideration. The Aventis Pasteur Option Exercise Merger Consideration shall be payable to Stockholders (other than holders of Dissenting Shares) in accordance with
Section 3.1.(a) and shall be calculated in the manner provided in this Section 3.3(a). For such purpose, the Aventis Pasteur Option Payments received by Parent or the Surviving Corporation shall be reduced by any non-recoverable deductions, including but not limited to those set forth in Section 3.3.(b), any payments due under the Amendment to the exclusive license dated October 1, 1983 with, among others, the New England Medical Center (such amendment to be substantially in the form of Exhibit 6.15), and any payments due pursuant to the license agreement between the Company and Duke University dated August 1, 1999 and such other reductions provided by Sections 3.2.(b), 3.3.(b), 3.3.(c) and 3.7(f) hereof (collectively, such non-recoverable deductions, payments and reductions being referred to herein as "Aventis Pasteur Deductions"). The "Aggregate Cash Aventis Pasteur Option Exercise Merger Consideration" shall be the amount equal to the first Aventis Pasteur Option Exercise Payment received by Parent or the Surviving Corporation less any Aventis Pasteur Deductions allocable to such first payment. The "Aggregate Aventis Pasteur Option Exercise Merger Shares" shall be equal to the quotient obtained by dividing (x) the amount of the second Aventis Pasteur Option Exercise Payment received by Parent or the Surviving Corporation less any Aventis Pasteur Deductions allocable to such second payment by (y) the Parent ADS Signing Date Per Share Value. Upon receipt by Parent or the Surviving Corporation of the first Aventis Pasteur Option Payment, Parent shall cause the Aggregate Cash Aventis Pasteur Option Exercise Merger Consideration that Stockholders (other than holders of Dissenting Shares) in accordance with Section 3.1.(a) are entitled to receive with respect to such first Aventis Pasteur Option Payment to be paid to the Exchange Agent within thirty (30) days after receiving such first Aventis Pasteur Option Payment. Upon receipt by Parent or the Surviving Corporation of the second Aventis Pasteur Option Payment, Parent shall, within thirty (30) days after the date of such receipt, deposit, or cause to be deposited, with the Exchange Agent the Aggregate Aventis
Pasteur Option Exercise Merger Shares that Stockholders (other than holders of Dissenting Shares) in accordance with Section 3.1(a) are entitled to receive with respect to such second Aventis Pasteur Option Payment.

        (b) Investment Banking Fees Payable to Bluestone. Parent shall reduce any Aventis Pasteur Option Payment by any amounts which Parent or the Surviving Corporation is obligated to pay to Bluestone Capital Partners, L.P. ("Bluestone") under the agreement dated September 4, 1997, between the Company and Bluestone in respect of any Aventis Pasteur Option Payment. The Company represents and warrants to Parent and Merger Subsidiary that the aggregate amount which Parent or the Surviving Corporation shall be obligated to pay Bluestone shall not exceed the amount set forth on Section 3.3.(b) of the Company Disclosure Schedule.

        (c) Post-Closing Reduction. If, as of December 31, 2000, the actual receipts by the Surviving Corporation of the Included Additional Assets reflected in the calculation of Unaudited Closing Net Current Assets is less than the amounts so reflected to be collected as of December 31, 2000, Parent shall have the right, at its discretion, to reduce the $1,000,000 amount used to calculate the Aggregate Holdback Merger Shares or the amount of the Aventis Pasteur Option Payments used to calculate the Aventis Pasteur Option Exercise Merger Consideration by the amount of any such shortfall; provided, however, that (i) Parent shall use its best efforts to collect any outstanding receipts of Included Additional Assets which, as of their respective payment dates, had not been received by the Surviving Corporation and (ii) Parent shall not cancel or compromise any outstanding receipts of Included Additional Assets without the consent of the Stockholders' Representative, which consent shall not be unreasonably withheld or delayed. If, as of the time the first Aventis Pasteur Option Exercise Payment is received by Parent or the Surviving Corporation, the Included Additional Assets reflected in the calculation of Unaudited Closing Net Current Assets to be collected after December 31, 2000 have not been collected, Parent shall have the right, at is discretion, to reduce the amount of such Aventis Pasteur Option Payment used to calculate the Aventis Pasteur Option Exercise Merger Consideration by the amount not collected.

        3.4.    Exchange of Certificates.

        (a) Exchange Agent. Prior to the mailing of the Prospectus/Proxy Statement (as defined in Section 4.18.), The Bank of New York or such other bank, trust company, or other Person as shall be designated by Parent and reasonably acceptable to the Company shall act as the depositary and exchange agent (the "Exchange Agent") for the delivery of the Merger Consideration in exchange for the Shares (other than Dissenting Shares) in connection with the Merger. At or promptly after the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, the Base Merger Consideration consisting of receipts

("ADRs") representing ADSs, for the benefit of the holders of Shares (other than Dissenting Shares), and, after the Effective Time, if applicable, any cash, dividends or other distributions with respect to ADSs to be issued or paid in accordance with Section 3.1.(a)(1) (including cash in lieu of fractional Shares) in exchange for Shares (other than Dissenting Shares) outstanding immediately prior to the Effective Time upon due surrender of the certificates formerly representing Shares (other than Dissenting Shares) (or affidavits of loss in lieu thereof) pursuant to the provisions of this
Article III. To the extent required by Section 3.2.(d), Parent shall deposit, or cause to be deposited, with the Exchange Agent the Holdback Merger Consideration consisting of ADRs representing ADSs, for the benefit of holders of Shares (other than Dissenting Shares). To the extent required by
Section 3.3(a), Parent shall cause the portion of the Aventis Pasteur Option Exercise Merger Consideration relating to the first Aventis Pasteur Option Payment to be paid in cash to the Exchange Agent, and, with respect to the second Aventis Pasteur Option Payment, Parent shall deposit or cause to be deposited, with the Exchange Agent the portion of the Aventis Pasteur Option Exercise Merger Consideration consisting of ADRs representing ADSs, for the benefit of holders of Shares (other than Dissenting Shares). Such ADRs representing ADSs, together with the amount of any dividends or other distributions payable with respect thereto and any cash in lieu of fractional Shares in accordance with this Agreement plus the cash portion of the Aventis Pasteur Option Exercise Merger Consideration, is hereinafter referred to as the "Exchange Fund." To the extent required, the Exchange Agent will requisition from The Bank of New York, as depositary for the ADSs (the "Depositary"), from time to time, such number of ADSs as are issuable in respect of the Shares properly delivered to the Exchange Agent.

        (b) Exchange Procedures. Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented Shares (other than Dissenting Shares) (the "Certificates")
(i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree prior to the Effective Time, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for (A) whole ADSs and (B) any unpaid dividends and other distributions and cash in lieu of a fraction of an ADS. Subject to Section 3.4.(h), upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole
ADSs that such holder is entitled to receive pursuant to this Article III,
(y) a check in the amount (after giving effect to any required tax withholdings) of any cash in lieu of a fraction of an ADS plus any unpaid dividends or other distributions that such holder has the right to receive pursuant to the provisions of this Article III, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares prior to the Effective Time that is not registered in the transfer records of the Company as of the Effective Time, the proper number of ADSs, together with a check for any cash to be paid upon due surrender of the Certificate and any other dividends or distributions in respect thereof, may be issued and/or paid to such a transferee if the Certificate formerly representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. If any ADRs are to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person (as defined below) requesting such exchange shall establish there is no violation of any securities laws and pay any transfer or other taxes required by reason of the issuance of ADRs in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of Parent or the Exchange Agent that such tax has been paid or is not applicable. For the purposes of this Agreement, the term "Person" shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, limited liability partnership, joint venture, estate, trust, association, organization, governmental entity or other entity of any kind or nature.

        (c) Distributions with Respect to Unexchanged Shares. All ADSs to be issued at the Effective Time pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of Parent Shares, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of Parent Shares shall be paid to any holder of any unsurrendered Certificate until such Certificate is surrendered for exchange in accordance with this
Article III. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued and/or paid to the holder of the certificates representing whole ADSs issued in exchange therefor, without interest, (A) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time and a payment date on or prior to such time of surrender payable with respect to such Parent Shares and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such Parent Shares with a record date after the Effective Time but with a payment date subsequent to surrender.

        (d) Payment of Other Merger Consideration. Upon Parent's determination that holders of Shares (other than Dissenting Shares) are entitled to receive the Holdback Merger Consideration in accordance with
Section 3.2.(d) and the Aventis Pasteur Option Exercise Merger Consideration in accordance with Section 3.3.(a), Parent shall immediately, but in no event more than 30 days from the date of such determination, instruct the Exchange Agent to deliver ADSs in the case of the Holdback Merger Consideration, or cash or ADSs (as applicable) in the case of the Aventis Pasteur Option Exercise Merger Consideration, from the Exchange Fund to Stockholders who had previously received the Base Merger Consideration pursuant to Section 3.2. and Section 3.4.(b).

        (e) Transfers. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.

        (f) Fractional ADSs. Notwithstanding any other provision of this Agreement, no fraction of an ADS will be issued and any holder of Shares entitled to receive a fraction of an ADS but for this Section 3.4.(f) shall be entitled to receive a cash payment in lieu thereof, which payment shall equal the amount determined by multiplying (i) the fraction of an ADS to which such holder would otherwise be entitled by (ii) the average closing price of an ADS as reported on the New York Stock Exchange for the five most recent days that the ADSs have traded ending on the last full trading day prior to the Effective Time. The fractional share interests of each holder of Shares shall be aggregated, so that no such holder shall receive cash in an amount equal to or greater than the value of the ADSs.

        (g) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof and any ADS) that remains unclaimed by the Stockholders for 180 days after all the Merger Consideration payable hereunder shall have been deposited by Parent with the Exchange Agent shall be paid to Parent. At any time after the June 30, 2001, Parent may, in its discretion based on sound business judgment and upon consultation with the Stockholders' Representative, retrieve any amounts remaining in the Exchange Fund and distribute such remaining amounts to Stockholders as provided hereunder. Any Stockholders who have not theretofore complied with this Article III shall thereafter look only to Parent for payment of their Merger Consideration and any cash, dividends and other distributions in respect thereof payable and/or issuable pursuant to Section
3.1. and Section 3.4.(c) upon due surrender of their Certificates (or affidavits of loss in lieu thereof), in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

        (h) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making and delivery of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the ADSs and any cash dividends or other distributions in respect thereof pursuant to Section 3.4.(c).

        3.5.    Appraisal Rights.

        Each Share that, immediately before the Effective Time, was held by any person who has duly exercised the appraisal rights afforded to dissenting stockholders pursuant to Section 262 of the DGCL (such shares, collectively, "Dissenting Shares") will not entitle the holder thereof to receive the consideration referred to in Section 3.1.(a) hereof. Instead, each such Dissenting Share shall be canceled and retired and cease to exist, by virtue of the Merger and without any action on the part of the holders thereof, and the holders of Dissenting Shares will be entitled to receive payment of the appraised value of such Shares in accordance with the provisions of such
Section 262, except that all Dissenting Shares held by Stockholders who withdraw, fail to perfect, or otherwise lose their appraisal rights with respect to Dissenting Shares will thereupon be deemed to entitle the holder thereof to receive the consideration referred to in Section 3.1.(a) hereof, without any interest thereon. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares and, prior to the Effective Time, Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

        3.6.    Adjustments to Prevent Dilution.

        In the event that after the date hereof and prior to the Effective Time the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares, or Parent changes the number of Parent Shares or securities convertible or exchangeable into or exercisable for Parent Shares, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be equitably adjusted to provide the holders of Shares and Parent Shares the same economic effect as contemplated by this Agreement prior to such transaction.

        3.7.    Stockholders' Representative.

        (a) In order to efficiently administer the transactions contemplated hereby, including (i) the ability to take all action necessary against Parent in connection with breaches of obligations by Parent under this Agreement, and
(ii) the orderly distribution of Merger Consideration from Parent to the Stockholders, the Stockholders hereby desire to designate Isidore Edelman, MD, as their representative (in such capacity, the "Stockholders' Representative").

        (b) In the event that Isidore Edelman, MD, or his substitute as the Stockholders' Representative, dies, becomes unable to perform his responsibilities hereunder or resigns from such position, the Stockholders holding, immediately prior to the Closing, a majority of the outstanding Shares shall select another representative to fill such vacancy and, upon written notice to Parent, such substituted representative shall be deemed to a Stockholders' Representative for all purposes of this Agreement and the documents delivered pursuant hereto.

        (c) By virtue of the adoption of this Agreement and the approval of the Merger by the Stockholders at a meeting of Stockholders (or by written consent in lieu of a meeting) pursuant to, and in accordance with, the applicable provisions of the DGCL, each Stockholder regardless of whether or not such Stockholder votes in favor of the adoption of this Agreement and the approval of the Merger at such meeting or by written consent) that is not a holder of Dissenting Shares hereby agrees that:

             (i) Isidore Edelman is hereby designated as the Stockholders' Representative, and any substitute Stockholders' Representative shall be elected as set forth in Section 3.7.(b);

                (ii) The Stockholders hereby authorize the Stockholders' Representative, (i) after the Effective Time to approve any settlement of claims by holders of Dissenters' Rights, (ii) to take all action necessary against Parent in connection with breaches of obligations by Parent under this Agreement, (iii) to determine the Stockholders to whom consideration from Parent shall be distributed and the amount of consideration to be so distributed, (iv) to give and receive all notices required to be given under this Agreement after the Effective Time, and (v) to take any and all additional action as is contemplated to be taken by or on behalf of the Stockholders after the Effective Time by the terms of this Agreement;

                (iii) All decisions and actions by the Stockholders' Representative shall be binding upon all of the Stockholders and no Stockholder shall have the right to object, dissent, protest or otherwise contest the same;

                (iv) Parent shall be able to rely conclusively on the instructions and decisions of the Stockholders' Representative as to any other actions required or permitted to be taken by the Stockholders' Representative hereunder, and no party shall have any cause of action against Parent to the extent Parent has relied upon the instructions or decisions of the Stockholders' Representative;

                (v) all actions, decisions and instructions of the Stockholders' Representative shall be conclusive and binding upon all of the Stockholders and no Stockholder shall have any cause of action against the Stockholders' Representative for any action taken, decision made or instruction given by the Stockholders' Representative under this Agreement, except for fraud or willful breach of this Agreement by the Stockholders' Representative;

                (vi) the provisions of this Section 3.7. are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Stockholder may have in connection with the transactions contemplated by this Agreement;

                (vii) remedies available at law for any breach of the provisions of this Section 3.7. are inadequate; therefore, Parent, Merger Subsidiary and/or the Surviving Corporation shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages if either Parent, Merger Subsidiary and/or the Surviving Corporation brings an action to enforce the provisions of this Section 3.7.; and

                (viii) the provisions of this Section 3.7. shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees, and successors of each Stockholder, and any references in this Agreement to a Stockholder or the Stockholders shall mean and include the successors to the Stockholder's rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

        (f) All reasonable, documented fees and expenses incurred by the Stockholders' Representative from and after the Effective Time shall be paid by Parent; provided, that (i) the aggregate amount of such fees and expenses payable by Parent shall not exceed $10,000 in the aggregate, (ii) Parent shall have the right, at its discretion, to reduce the $1,000,000 amount used to calculate the Aggregate Holdback Merger Shares or the amount of the Aventis Pasteur Option Payments used to calculate the Aventis Pasteur Option Exercise Merger Consideration by the amount of any such fees and expenses paid by Parent (at its discretion) in excess of the amount set forth in clause (i) above; and (iii) in no event shall Parent by obligated to pay any fees or expenses incurred by the Stockholders' Representative in connection with any claim, dispute, action or proceeding between the Stockholders' Representative and Parent or the Surviving Corporation in connection with this Agreement.

        3.8.    Stockholder Vote.

	Simultaneously with the execution of this Agreement, the Stockholders listed on Section 3.8. of the Company Disclosure Schedule (the "Principal Stockholders") have executed and delivered an instrument to Parent (in substantially the form attached hereto as Exhibit 3.8) whereby each such Stockholder agrees to vote his Shares in favor of the Merger.

                                ARTICLE IV
                                ----------
                REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                ---------------------------------------------

        Except as set forth in the corresponding sections or subsections of the Company disclosure schedule attached to this Agreement (the "Company Disclosure Schedule"), the Company hereby represents and warrants to Parent and Merger Subsidiary that:

        4.1.    Organization, Good Standing and Qualification.

        The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, when taken together with all other such failures, is not reasonably likely to have a Company Material Adverse Effect (as defined in Section 9.12.(b)). The Company has made available to Parent a complete and correct copy of the Company's certificate of incorporation and by-laws or other organizational documents, each as amended to and as in effect as of the date hereof.

        4.2.    Capitalization.

        The authorized capital stock of the Company consists of 50,000,000 Shares, of which 20,810,670 Shares were outstanding as of the close of business on March 20, 2000. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. The Company has no commitments to issue or deliver Shares except that, as of the date hereof, there were (a) 993,934 Shares subject to issuance pursuant to the Company's 1985 Employee Stock Option Plan and 1997 Incentive and Non-Incentive Stock Option (the "Company Stock Plans"), and (b) 1,716,667 Shares subject to issuance pursuant to warrants. Section 4.2. of the Company Disclosure Schedule contains a list, as of the date hereof, of (x) each option to purchase or acquire Shares under each of the Company Stock Plans (each a "Company Option"), including the plan, the holder, date of grant, exercise price and number of Shares subject thereto and (y) each warrant to purchase capital stock of the Company, including, the holder, date of grant, expiration date, exercise price and number of Shares subject thereto.

Except as described in Section 4.2. of the Company Disclosure Schedule, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or sell any shares of capital stock or other securities of the Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Except as described in Section 4.2. of the Company Disclosure Schedule, the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or, except as referred to in this Section 4.2., convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

        4.3.    Company Subsidiaries.

        The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

        4.4.    Corporate Authority; Approval.

        (a) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and subject only to approval of the Merger by the holders of at least a majority of the outstanding Shares (the "Company Requisite Vote"), to consummate the Merger. This Agreement is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited or affected by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws and equitable principles now or hereafter in effect and affecting the rights and remedies of creditors generally.

        (b) The Board of Directors of the Company (at a meeting duly called and held) by unanimous vote (i) has approved this Agreement and the Merger and the other transactions contemplated hereby and (ii) has resolved to submit the Merger and the other transactions contemplated by this Agreement to, and recommend adoption of this Agreement and approval of the Merger by, the stockholders of the Company.

        4.5.    Governmental Filings; No Violations.

        (a) Other than the filings, permits, authorizations, consents, approvals and/or notices pursuant to or required by (i) Sections 1.3. and 4.5.(b) hereof, (ii) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (iii) the Securities Exchange Act of 1934 (the "Exchange Act"), (iv) the Securities Act of 1933, as amended (the "Securities Act"), and (v) state securities or "blue-sky" laws, and except as may result from any facts or circumstances relating solely to Parent or Merger Subsidiary or its affiliates, in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby and thereby, there are no filings, authorizations, consents, approvals or notices required with or by any court, administrative agency, commission, government or regulatory authority, domestic or foreign, except those that the failure to make or obtain will not, individually or in the aggregate, have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate transactions contemplated by this Agreement.

        (b) Subject to compliance with the filings described in Section 4.5.(a) and obtaining Private Consents (as defined below) applicable to the Company and its Subsidiaries, the execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, the certificate of incorporation or by-laws of the Company, (ii) a breach or violation of, or a default under, or the acceleration of any obligations or the creation of a Lien, on the assets of the Company (with or without notice, lapse of time or both) pursuant to, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation ("Contracts") to which the Company is a party or by which any of its assets or properties are bound or affected, (iii) any change in the rights or obligations of any party under any of those Contracts, or (iv) the impairment of the Company's business or adversely affect any licenses or approvals necessary to enable the Company to carry on its business as presently conducted. Section 4.5.(b) of the Company Disclosure Schedule sets forth, to the knowledge of the Responsible Executive Officers of the Company (as defined in Section 9.12.(b)), a list of contracts (by category and type, where applicable) material to the Company pursuant to which consents or waivers ("Private Consents") are or may be required prior to consummation of the transactions contemplated by this Agreement (subject to the exception set forth at the end of Section 4.5.(a) above).

        4.6.    Company Reports; Financial Statement.

        The Company has delivered or made available to Parent true and complete copies of each registration statement, report, proxy statement or information statement prepared by it since June 30, 1999 (the "Company Audit Date"), including (a) the Company's Annual Report on Form 10-K for the year ended June 30, 1999, (b) the Company's Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, and December 31, 1999, and (c) the Company's Current Reports on Form 8-K filed with the Securities and Exchange Commission (the "SEC") on February 3, 2000 (as amended on February 11, 2000), December 21, 1999 and July 15, 1999, each in the form (including exhibits, annexes and any amendments thereto) filed with the SEC (collectively, including any such reports filed subsequent to the date hereof, the "Company Reports"). As of their respective dates the Company Reports complied, and any Company reports filed with the SEC subsequent to the date hereof will comply, as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the SEC. As of their respective dates, the Company Reports did not, and any Company Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets included in the Company Reports (including the related notes and schedules) fairly presents, or will fairly present, the financial position of the Company as of its date and each of the statements of income and statements of cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or will fairly present, the results of operations, retained earnings and cash flows, as the case may be, of the Company for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein or in
Section 4.6. of the Company Disclosure Schedule.

        4.7.    Absence of Certain Changes.

        Except as disclosed in the Company Reports filed after the Company Audit Date and prior to the date hereof, in any Company press releases issued after the Company Audit Date and prior to the date hereof, or as set forth on
Section 4.7. of the Company Disclosure Schedule and except as otherwise provided in or contemplated by this Agreement, since the Company Audit Date, the Company has conducted its business only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been: (a) any change in the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company, or any transaction, commitment, dispute or other event or, to the knowledge of the Responsible Executive Officers of the Company any other development or combination of developments, that, individually or in the aggregate, has had or is reasonably likely to result in a Company Material Adverse Effect; (b) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company, whether or not covered by insurance;
(c) any authorization, declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company; (d) any change by the Company in accounting principles, practices or methods other than as required by changes in applicable GAAP and disclosed in the Company Reports; (e) any repurchase or redemption of any Shares; (f) any new material contract, license or permit, or material amendment, modification or termination of any material contract, license or permit, to which the Company is a party or which it holds; (g) any material new agreement, plan, program, policy or arrangement with respect to employment, severance, consulting or compensation with any director or employee, or any material commitment to any additional pension, profit-sharing, deferred compensation, group insurance, severance pay, retirement or other employee benefit plan, fund or similar arrangement or any amendment or commitment to amend any of such plans, funds or similar arrangements; any termination, discontinuance, closing or disposition of any facility or business operation, any general layoffs of employees or implementation of any early retirement, separation or window program or planning or announcement of any such action or program for the future; (h) any transfer or grant of any rights under any, leases, licenses, agreements, or Intellectual Property either within or outside the United States, other than in the ordinary course; or (i) any agreement to do any of the foregoing.

        4.8.    Litigation.

        Except as disclosed in the Company Reports filed prior to the date hereof or as set forth on Section 4.8. of the Company Disclosure Schedule, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations, proceedings, judgments, decrees, orders or injunctions outstanding, pending or, to the knowledge of the Responsible Executive

Officers of the Company, threatened against the Company (including, without limitation, by the U.S. Food and Drug Administration).

        4.9. Employee Benefits.

        There is no severance, disability, death benefit, deferred compensation, incentive compensation or equity compensation plan; "welfare" plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); "pension" plan, fund or program (within the meaning of section 3(2) of ERISA); or other benefit plan, fund, program or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated that is required to be aggregated with the Company under ERISA (each, an "ERISA Affiliate"), or to which the Company or an ERISA Affiliate is a party, whether written or oral, for the benefit of any employee, consultant, director or former employee of the Company.

        4.10. Compliance with Laws; Permits.

        Except as set forth in the Company Reports filed prior to the date hereof or on Section 4.10. of the Company Disclosure Schedule, the business of the Company has been, and are being, conducted in compliance with every applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any governmental entity ("Laws"), (including, without limitation, the U.S. Federal Food, Drug and Cosmetic Act and the rules and regulations promulgated thereunder), and all notices, reports, documents and other information required to be filed thereunder within the last three years were properly filed and were in compliance with such Laws, except in any such case for noncompliance that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or prevent or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. The Company has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted except those the absence of which would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement.

        4.11. Takeover Statutes.

        No restrictive provision of any "fair price," "moratorium,"
"control share" or other similar anti-takeover statute or regulation, (each a "Takeover Statute") or restrictive provision of any applicable anti-takeover provision in the Certificate of Incorporation or Bylaws of the Company, is, or at the Effective Time will be, applicable to the Company, Parent, the Shares, the Merger or any other transaction contemplated by this Agreement.

        4.12. Environmental Matters.

        Except as disclosed in the Company Reports filed prior to the date hereof or on Section 4.12. of the Company Disclosure Schedule, and except for such matters that, alone or in the aggregate, would not have a Company Material Adverse Effect: (a) the Company has complied within the last three years and is in compliance with all applicable Environmental Laws (as defined in Section 9.12.(b)); (b) to the knowledge of the Responsible Executive Officers of the Company, the properties currently owned or operated by the Company (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances (as defined in
Section 9.12.(b)) and do not contain wetlands, dumps, filled in land, PCBs, asbestos or underground storage tanks; (c) to the knowledge of the Responsible Executive Officers of the Company, the properties formerly owned or operated by the Company were not contaminated with Hazardous Substances during the period of ownership or operation by the Company or, to the knowledge of the Responsible Executive Officers of the Company, at any other time; (d) the Company has obtained, is in compliance with, and has made all appropriate filings for issuance or renewal of, all permits, licenses, authorizations, registrations and other governmental consents required by applicable Environmental Laws ("Environmental Permits"), including, without limitation, those regulating emissions, discharges, or releases of Hazardous Substances, or the use, storage, treatment, transportation, release, emission and disposal of raw materials, by-products, wastes and other substances used or produced by or otherwise relating to the business of the Company and each of its Subsidiaries; to the knowledge of the Responsible Executive Officers of the Company, the Company has received no written notice evidencing the intention of any relevant authority to revoke, suspend, invalidate, vary or modify in any material respect, or not review any Environment Permit;
Schedule 4.12.(d) sets forth a true and complete list of all such Environmental Permits; (e) the Company is not subject to liability for any Hazardous Substance disposal or contamination on any third party property;
(f) to the knowledge of the Responsible Executive Officers of the Company, no Hazardous Substance has been disposed of or transported from any of the properties owned or operated by the Company other than as permitted under applicable Environmental Law; (g) the Company has not received any written notice, demand, letter, claim or request for information from any Governmental Entity or third party indicating that the Company may be in violation of or liable under any Environmental Law; (h) the Company is not subject to any court order, administrative order or decree arising under any Environmental Law and are not subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (i) there are no circumstances or conditions involving the Company that could reasonably be expected to result in any material claims, liabilities, investigations, civil, criminal or administrative actions, costs or restrictions on the ownership, use, or transfer of any property of the Company pursuant to any Environmental Law and no such claims, investigations or actions are now pending or, to the knowledge of the Responsible Executive Officers, threatened against or involving the Company or any of its Subsidiaries.

        4.13. Taxes.

        Except as set forth on Section 4.13. of the Company Disclosure
        Schedule:

        (a) the Company has (or, in the case of returns becoming due after the date hereof and on or before the Closing Date, will have prior to the Closing Date) timely and accurately filed all Tax Returns (as defined in
Section 9.12.(b)) which are required by all applicable laws to be filed by the Company, and has paid, or made, or will make on the Unaudited Closing Balance Sheets adequate provision for the payment of, all Taxes (as defined in Section 9.12.(b)) which have or may become due and payable pursuant to said Tax Returns and all other Taxes, governmental charges and assessments received to date other than those Taxes being contested in good faith for which adequate provision has been made on the most recent balance sheet included in the Company Reports and, if pending at the Effective Time, will be made on the Unaudited Closing Balance Sheet. The Tax Returns of the Company have been (or, in the case of returns becoming due after the date hereof and on or before the Closing Date, will be) prepared, in all material respects, in accordance with all applicable laws consistently applied;

        (b) all Taxes which the Company are required by law to withhold and collect have been duly withheld and collected, and have been paid over, in a timely manner, to the proper Taxing Authorities (as defined in Section 9.12.(b)) to the extent due and payable;

        (c) no Liens for Taxes exist with respect to any of the assets or properties of the Company, except for statutory Liens for Taxes not yet due or payable or that are being contested in good faith;

        (d) all Tax Returns have been examined by the relevant taxing authorities, or closed without audit by applicable statutes, and all deficiencies proposed as a result of such examinations have been paid or settled, for all taxable years prior to and including the taxable year ended June 30, 1996;

        (e) there is no audit, examination, deficiency, or refund litigation pending with respect to any Taxes and during the past three years no Taxing Authority has given written notice of the commencement of any audit, examination, deficiency or refund litigation, with respect to any Taxes;

        (f) there is no net operating loss carryover and capital loss carryover available for Federal income tax purposes to the affiliated group filing consolidated Federal income tax returns of which the Company is the common parent corporation as of the end of the taxable period ended June 30, 1999;

        (g) the Company does not have outstanding any agreements or waivers extending, or having the effect of extending, the statute of limitations with respect to the assessment or collection of any Tax;

        (h) the Company is not party to or bound by any tax-sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes

(including any advance pricing agreement, closing agreement or other
agreement relating to Taxes with any Taxing Authority); (i)	the Company
shall not be required to include in a taxable period ending after the Closing Date any taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or any comparable provision of state, local or foreign Tax law, or for any other reason;

        (j) neither the Company, nor any of its Affiliates, has made with respect to the Company any consent under Section 341 of the Code, no property of the Company is "tax exempt use property" within the meaning of Section 168(h) of the Code, the Company is not a party to any lease made pursuant to
Section 168(f)(8) of the Internal Revenue Code of 1954, and none of the assets of the Company is subject to a lease under Section 7701(h) of the Code or under any predecessor section thereof; and

        (k) no power of attorney with respect to any Taxes has been executed or filed with any Taxing Authority by or on behalf of the Company.

        4.14. Labor Matters.

        (a) No charges with respect to or relating to the business of the Company are pending before the Equal Employment Opportunity Commission, or any state or local agency responsible for the prevention of unlawful employment practices, and, to the knowledge of the Responsible Executive Officers of the Company, no such action has been threatened against the Company.

        (b) Section 4.14. of the Company Disclosure Schedule contains a complete and correct list of all current employment, management or other consulting agreements with any Persons employed or retained by the Company which are not terminable at will. True, complete and correct copies of all such written agreements have been delivered to Parent.

        4.15. Intellectual Property.

        (a) Section 4.15.(a) of the Company Disclosure Schedule lists all proceedings or actions known to the Company before any court or tribunal (including the PTO or equivalent authority anywhere in the world) related to any Company Registered Intellectual Property. To the knowledge of the Responsible Executive Officers of the Company, no Company Registered Intellectual Property is the subject of any proceeding or outstanding decree, order, judgment, agreement, or stipulation that if adversely determined would restrict, or does restrict, in any manner the use, transfer, or licensing thereof by the Company, or which may affect the validity, use or enforceability of such Company Registered Intellectual Property, except as set forth on Section 4.15(a) of the Company Disclosure Schedule or the Company Reports.

        (b) With respect to each item of Company Registered Intellectual Property, necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property have been made and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent authorities in the United States for the purposes of maintaining such Company Registered Intellectual Property.

        (c) The Company owns and has good and exclusive title or the Company exclusively licenses, in each case free and clear of any Lien, all Company Registered Intellectual Property listed on Section 4.15.(c) of the Company Disclosure Schedule (for purposes of this Section 4.15.(c), joint ownership with third parties of such Company Registered Intellectual Property, to the extent the identity of such third parties and the nature of such joint ownership are disclosed on Section 4.15(c) of the Company Disclosure Schedule, constitutes "good and exclusive title").

        (d) Except as set forth on Section 4.15.(d) of the Company Disclosure Schedule, the Company has not transferred ownership of, or granted any license with respect to, any Company Registered Intellectual Property to any third party. Section 4.15.(d) of the Company Disclosure Schedule lists all contracts, licenses and agreements to which the Company is a party that are currently in effect (i) with respect to Company Registered Intellectual Property licensed or offered to any third party; or (ii) pursuant to which a third party has licensed or transferred any Company Registered Intellectual Property to the Company.

        (e) Except as set forth on Section 4.15.(e) of the Company Disclosure Schedule, the contracts, licenses and agreements listed on Section 4.15.(d) of the Company Disclosure Schedule are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of such contracts, licenses and agreements listed on Section 4.15.(d) of the Company Disclosure Schedule. Except as set forth on Section 4.15.(e) of the Company Disclosure Schedule, the Company is in material compliance with, and has not materially breached any term any of such contracts, licenses and agreements listed on Section 4.15.(d) of the Company Disclosure Schedule and, to the knowledge of the Responsible Executive Officers of the Company, all other parties to such contracts, licenses and agreements listed on Section 4.15.(d) of the Company Disclosure Schedule are in compliance with, and have not breached any term of, such contracts, licenses and agreements.

        (f) Except as set forth on Section 4.15.(f) of the Company Disclosure Schedule, the Company has not received notice from any third party, no complaint has been filed by any third party, and the Company is not otherwise aware that the operation of its business or any act, product, drug candidate or service of the Company, infringes or misappropriates the Intellectual Property of any third party.

        (g) To the knowledge of the Responsible Executive Officers of the Company and except as set forth in Section 4.15.(g) of the Company Disclosure Schedule, (i) no Person has nor is infringing or misappropriating any Company Registered Intellectual Property and (ii) there have been, and are, no claims asserted against the Company or against any licensee of the Company with respect to the Company Registered Intellectual Property.

        (h) The Company maintains reasonable security measures for the preservation of the secrecy and proprietary nature of such of the Company Registered Intellectual Property as constitute trade secrets or other confidential information. To the best of the Company's knowledge, no officer, director, employee, or consultant of the Company has disclosed trade secrets to any third party or is obligated under or bound by any agreement or instrument, or any judgment, decree, or order of any court of administrative agency, that (i) conflicts or may conflict with his agreements and obligations to use his best efforts to promote the interest of the Company, (ii) conflicts or may conflict with the business or operations of the Company, or (iii) restricts or may restrict the use or disclosure of any information that may be useful to the company.

        4.16. Title to Property.

        Except as set forth in the Company Reports or on Section 4.16. of the Company Disclosure Schedule, the Company had good title to all of their properties and assets as set forth on the December 31, 1999 balance sheet included in the Company Reports, free and clear of all Liens, except Liens for taxes not yet due and payable and such encumbrances or other imperfections of title, if any, as do not materially detract from the value of or materially interfere with the present use of the property affected thereby, and except for encumbrances which secure indebtedness reflected in the financial statements included in the Company Reports. Section 4.16. of the Company Disclosure Schedule sets forth a true and correct list of all leases, subleases or other agreements under which the Company is lessee or lessor of any material real property or has any interest in material real property and, except as set forth in Section 4.16. of the Company Disclosure Schedule, there are no rights or options held by the Company, or any contractual obligations on its part, to purchase or otherwise acquire (including by way of lease or sublease) any interest in or use of any material real property, nor any rights or options granted by the Company, or any contractual obligations entered into by it, to sell or otherwise dispose of (including by way of lease or sublease) any interest in or use of any material real property. All such leases, subleases and other agreements are in full force and effect and, to the knowledge of the Responsible Executive Officers of the Company, constitute legal, valid and binding obligations of the respective parties thereto, with no existing or claimed default or event of default, or event which with notice or lapse of time or both would constitute a default or event of default, by the Company, or, to the knowledge of the Responsible Executive Officers of the Company, by any other party thereto, which would materially and adversely affect the Company.

        4.17. Material Contracts.

        (a) Section 4.17.(a) of the Company Disclosure Schedule accurately lists the following contracts, leases, agreements, plans, policies, licenses and arrangements, whether written or oral, express or implied, or having any other legally binding basis to which the Company is a party or by which it or any of its property is bound (each document or arrangement referred to in this, and including those contracts filed as exhibits to the Company Reports, is referred to for purposes of this Section 4.17. as an "Agreement"):

                (i) all of the material contracts of the Company that are required to be described in the Company Reports or to be filed as exhibits thereto pursuant to Item 601 of Regulation
        S-K promulgated by the rules and regulations of the SEC;

                (ii) every such Agreement relating to any direct or indirect indebtedness for borrowed money or the deferred purchase price of property (including but not limited to loan agreements, lease-purchase arrangements, guarantees, agreements to purchase goods or services or to supply funds or other undertakings on which others rely in extending credit);

                (iii)   every such Agreement with or for the
        benefit, directly or indirectly, of any officer or director of the Company or any Stockholder or optionholder of the Company who beneficially owns (as determined under the Exchange Act) more than 5% of the Shares, or any Affiliate or relative of any such Stockholder of the Company, or any agent of the foregoing or any entity in which any of the foregoing has any interest;

                (iv) every Agreement containing covenants limiting the freedom of the Company to compete in any line of business with any Person or in any area or territory; and

                (v) every Agreement not of the type covered by any of the other items in this Section 4.17. which is not in the ordinary course of business and involves an estimated total future payment or payments in excess of $25,000.

        True, correct and complete copies of the written Agreements listed on Section 4.17. of the Company Disclosure Schedule have been made available to Parent. The Company is in compliance in all material respects with all terms and provisions of all Agreements to which it is a party or by which it or its assets or business may be bound or affected, and all such Agreements are valid and binding in accordance with their terms and in full force and effect in all material respects with respect to the Company and to the knowledge of the Responsible Executive Officers of the Company, with respect to the other parties thereto, and no breach or default by the Company or event which, with notice or lapse of time or both, could constitute a breach or default by the Company, exists with respect thereto and no party thereto has given notice or asserted to the Company or any agent thereof, that the Company is in default thereunder and, to the knowledge of the Responsible Executive Officers of the Company, no other party thereto is in breach or default hereunder.

        (b) The Company is a party to certain "material transfer agreements" ("MTA's") relating to certain materials owned or used by the Company in its business, some of which are subject to nondisclosure or confidentiality provisions that prohibit the Company from delivering copies of such MTA's to Parent. Except as set forth on Section 4.17.(b) of the Company Disclosure Schedule, (i) the Company has the right to use any material that is the subject of an MTA for any purpose, including without limitation the right to distribute such materials to third parties; (ii) there are no fees or royalties payable by the Company under any such MTA with respect to the Company's use of such material; (iii) the rights of the Company under any such MTA will inure to the benefit of the Surviving Corporation after the Effective Time without the consent of the other party thereto; (iv) the Company does not have a continuing obligation under any MTA to supply material or information to the other party thereto; and (v) the Company has no indemnification obligation or other liability under any MTA with respect to the other party's use of any material covered thereby.

        4.18. Prospectus/Proxy Statement; Form F-4

        (a) None of the information contained in the Company's Proxy Statement for the Stockholders' Meeting (and any amendments thereof or supplements thereto) (the "Prospectus/Proxy Statement") will at the time of the mailing of the Prospectus/Proxy Statement to the Stockholders of the Company and at the time of the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to statements made or omitted in the Prospectus/Proxy Statement relating to Parent or Merger Subsidiary based on information supplied by Parent for inclusion in the Prospectus/Proxy Statement. The Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to the statements made or omitted in the Prospectus/Proxy Statement relating to Parent or Merger Subsidiary based on information supplied by Parent for inclusion in the Prospectus/Proxy Statement.

        (b) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the registration statement on Form F-4 (and/or such other form as may be applicable and used) to be filed with the SEC in connection with the issuance of ADSs hereunder (such registration statement, as it may be amended or supplemented, is herein referred to as the "Form F-4 Registration Statement") will, with respect to information relating to the Company, at the time the Form F-4 Registration Statement is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

        4.19. Insurance Matters

        The Company has heretofore provided Parent with true, complete and correct copies of all material fire and casualty, general liability, business interruption, product liability and other insurance policies maintained by the Company. All such policies are in full force and effect and no event has occurred that would give any insurance carrier a right to terminate any such policy. The Company has not been denied or had any policy of insurance revoked or rescinded. All such policies are adequate to insure against risks to which the Company and its properties are exposed in such amounts and subject to such terms as are commercially reasonable.

        4.20. Affiliated Transactions

        The Company has not engaged in any transaction required to be described in the Company Reports pursuant to Item 404 of Regulation S-K, which has not been so described in the Company Reports. At the Effective Time, the Company will not have any obligation to any officer, director or other Affiliate except those resulting from this Agreement or as disclosed in Section 4.20 of the Company Disclosure Schedule.

        4.21.   Brokers and Finders.

        Neither the Company nor any of its executive officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated in this Agreement, except that the Company has employed Genome Securities Inc. ("Genome") as its financial advisor, the arrangements with respect to which are set forth on Section
4.21. of the Company Disclosure Schedule which when paid or accrued will reduce Unaudited Closing Net Current Assets.

                                ARTICLE V
                                ---------
                     REPRESENTATIONS AND WARRANTIES OF
                     ---------------------------------
                       PARENT AND MERGER SUBSIDIARY
                       ----------------------------

        Except as set forth in the corresponding sections or subsections of the Parent Disclosure Schedule attached to this Agreement (the "Parent Disclosure Schedule"), Parent and Merger Subsidiary hereby, jointly and severally, represent and warrant to the Company that:

        5.1.    Merger Subsidiary.

        (a)	Merger Subsidiary is a corporation duly organized, validly
existing and in good standing under the laws of the State of Delaware.

        (b) The authorized capital stock of Merger Subsidiary consists of 1,000 shares of common stock, par value $.01 per share, all of which are validly issued and outstanding and are, and at the Effective Time will be, owned solely by Parent, and there are (i) no other voting securities of Merger Subsidiary, (ii) no securities of Merger Subsidiary convertible into or exchangeable for shares of common stock or other voting securities of Merger Subsidiary and (iii) no options or other rights to acquire from Merger Subsidiary, and no obligations of Merger Subsidiary to issue or deliver, shares of common stock or other voting securities or securities convertible into or exchangeable for shares of common stock or other voting securities of Merger Subsidiary.

        (c) Merger Subsidiary has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

        5.2.    Organization, Good Standing and Qualification.

        Parent is a corporation duly incorporated and validly existing under the laws of England, and each of its Subsidiaries is a corporation or other entity duly incorporated and validly existing under the laws of its respective jurisdiction of organization. Parent and each of its Subsidiaries has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted. Parent has made available to the Company a complete and correct copy of Parent's organizational documents, each as amended to and as in effect as of the date hereof.

        5.3.    Capitalization.

        The authorized share capital of Parent is 373,064,414 divided into ordinary Parent Shares, of which 269,223, 246 were issued as of the close of business on March 20, 2000. All Parent Shares have been and are validly issued, fully paid and nonassessable. All ADSs to be issued at the Effective Time shall be, when issued, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights thereto. Each of the outstanding shares of capital stock or other securities of Merger Subsidiary is duly authorized, validly issued, fully paid and nonassessable and owned by Parent or a direct or indirect wholly-owned subsidiary of Parent, free and clear of any Lien.

        5.4.    Corporate Authority; and Approval.

        (a) Each of Parent and Merger Subsidiary has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, and, with respect to Merger Subsidiary, to consummate the Merger. This Agreement is a valid and binding obligation of each of Parent and Merger Subsidiary, as the case may be, enforceable against Parent and Merger Subsidiary in accordance with its terms, except as enforceability may be limited or affected by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws and equitable principles now or hereafter in effect and affecting the rights and remedies of creditors generally.

        (b) The Board of Directors of Parent has approved this Agreement and the Merger and the other transactions contemplated hereby and thereby. The ADSs, when issued at the Effective Time, and the Parent Shares underlying such ADSs will be registered under the Securities Act and registered or exempt from registration under any applicable state securities or "blue sky" laws or applicable foreign laws. No approval of this Agreement or the transactions contemplated hereby is required by the Parent's stockholders.

        5.5.    Governmental Filings; No Violations.

        (a) Other than the filings, permits, authorizations, consents, approvals and/or notices pursuant to or required by (i) Sections 1.3. and 5.5.(b) hereof, (ii) the HSR Act or any other foreign laws regulating competition, antitrust, investment or exchange controls, (iii) the Exchange Act, (iv) the Securities Act, (v) state securities or "blue-sky" laws,
(vi) NYSE and except as may result from any facts or circumstances relating solely to the Company or its Affiliates, in connection with the execution and delivery of this Agreement by Parent and Merger Subsidiary and the consummation by Parent and Merger Subsidiary of the Merger and the other transactions contemplated hereby, there are no filings, authorizations, consents, approvals or notices required with or by any court, administrative agency, commission, government or regulatory authority, domestic or foreign, except those that the failure to make or obtain would not, individually or in the aggregate, have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent or Merger Subsidiary to consummate transactions contemplated by this Agreement.

        (b) Subject to compliance with the filings described in Section 5.5.(a) and obtaining Private Consents (if any) applicable to the Parent and its Subsidiaries, the execution, delivery and performance of this Agreement and by Parent and the Merger Subsidiary, as the case may be, does not, and the consummation by Parent or Merger Subsidiary of the Merger and the other transactions contemplated hereby or thereby will not, constitute or result in
(i) a breach or violation of, or a default under, the certificate of incorporation or bylaws of Merger Subsidiary, or the comparable governing instruments of Parent or any of Parent's other Subsidiaries, or (ii) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a Lien, on the assets of Parent or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any Contracts to which Parent or any of its Subsidiaries is a party or by which any of its assets or properties are bound or affected, any change in the rights or obligations of any party under any of those Contracts, or the impairment of Parent's or any of Parent's Subsidiaries' business or adversely affect any licenses or approvals necessary to enable Parent and its Subsidiaries to carry on their business as presently conducted, except where such breach, violation, default, acceleration or Lien, change or impairment is not reasonably likely to have a Parent Material Adverse Effect or is not reasonably likely to prevent or to materially burden or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement, or materially adversely affect any licenses or approvals necessary to enable Parent and its Subsidiaries to carry on their business as presently conducted.

        5.6.    Parent Reports; Financial Statements.

        Parent has delivered or made available to the Company true and complete copies of (a) the Listing Particulars relating to the merger of Celltech Chiroscience plc and Medeva PLC, (b) the Circular to Celltech Chiroscience Shareholders relating to the merger of Celltech Chiroscience plc and Medeva PLC, and (c) the Circular to Medeva Shareholders and Explanatory Statement relating to the merger of Medeva PLC and Celltech Chiroscience plc (collectively, including any similar reports filed or issued by Parent subsequent to the date hereof, the "Parent Reports"). As of their respective dates, the Parent Reports filed or issued by Parent complied, and any Parent Reports filed with any regulatory authority subsequent to the date hereof will comply, as to form in all material respects with the requirements of applicable law. As of their respective dates, the Parent Reports did not, and any Parent Reports filed or issued subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents, or will fairly present, the consolidated financial position of the company identified thereon and its Subsidiaries as of its date and each of the consolidated profit and loss accounts and statements of cash flows (or changes in financial position, as the case may be) included in or incorporated by reference into the Parent Reports (including any related notes and schedules), and fairly presents, or will fairly present, the consolidated results of operations and cash flows, as the case may be, of the company identified thereon and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with United
Kingdom GAAP consistently applied during the periods involved, except as may be noted therein.

        5.7.    Absence of Certain Changes.

Except as disclosed in the Parent Reports issued prior to the date hereof or in any press release issued by Parent or Medeva plc since the date of the last audit of Parent or Medeva (the "Parent Audit Date'), and except as otherwise provided in or contemplated by this Agreement, since the Parent Audit Date, there has not been any change in the business, assets, liabilities, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries, or any transaction, commitment, dispute or other event or, to the knowledge of the Responsible Executive Officers of Parent, any other development or combination of developments, that, individually or in the aggregate, has had or is reasonably likely to result in a Parent Material Adverse Effect.

        5.8. Prospectus/Proxy Statement; Form F-4.

	(a)	None of the information supplied or to be supplied by
Parent or Merger Subsidiary, as the case may be, for inclusion in the Prospectus/Proxy Statement for the Stockholders' Meeting (and any amendments thereof or supplements thereto) will, with respect to information relating to such entities, at the time of the mailing of the Prospectus/Proxy Statement to the Stockholders of the Company and at the time of the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

	(b)	None of the information supplied or to be supplied by Parent or Merger Subsidiary, as the case may be, for inclusion or incorporation by reference in the Form F-4 Registration Statement will, with respect to information relating to such entities, at the time the Form F-4 Registration Statement is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form F-4 Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated thereunder.

        5.9.     Tax Treatment.

	Neither Parent nor any of its Subsidiaries or Affiliates has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code.

        5.10. Brokers and Finders.

        Neither Parent nor any of its executive officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated in this Agreement.

                        ARTICLE VI
                        ----------
                        COVENANTS
                        ---------

        6.1.    Interim Operations of the Company.

        The Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (except as otherwise expressly contemplated by this Agreement or as set forth in Section
6.1. of the Company Disclosure Schedule), without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed:

        (a) The business of the Company will be conducted only in the ordinary and usual course in material compliance with applicable laws, regulations, and contractual obligations;

        (b) No change will be made in the Certificate of Incorporation or the By-laws of the Company;

        (c) No change will be made in the authorized, issued or outstanding capital stock of the Company, no additional shares of such capital stock will be issued and no subscriptions, options or other convertible securities, commitments or agreements relating to the authorized, issued or outstanding capital stock of the Company will be issued, granted, created or entered into, excluding exercise of previously-granted options and warrants in accordance with their terms as contemplated in this Agreement;

        (d) No dividend or other distribution or payment will be declared, set aside, paid or made in respect of shares of the capital stock or options or warrants of the Company, nor will the Company, directly or indirectly, repurchase, retire, redeem or otherwise acquire capital stock, warrants or options of the Company or otherwise distribute any profits of the Company;

        (e) The Company will not merge, amalgamate or consolidate with any corporation other than Merger Subsidiary pursuant to this Agreement, or acquire all or substantially all of the business or assets of any other Person, business organization, entity or enterprise, or acquire ownership or control of any capital stock, bonds, or other securities of, or any property interest in, any business organization, entity or enterprise or acquire control of the management or policies thereof.

        (f) Except as set forth on Section 6.1. of the Company Disclosure Schedule hereto, the Company will not:

                (i)     enter into, create or assume (or in the case of clause
        (C) permit to exist): (A) any obligation or obligations for borrowed money or the deferred purchase price of any property (including under leases required to be capitalized under U.S. GAAP); or (B) any security agreement, mortgage, deed of trust, pledge, conditional sale or other title retention agreement other than in the ordinary course of business as heretofore conducted; or (C) any Lien upon any of its properties or assets whether now owned or hereafter acquired (other than, with respect to tangible property and assets, in the ordinary course of business as heretofore conducted);

                (ii) assume, guarantee, endorse or otherwise become liable with respect to the obligations of any Person, business organization, entity or enterprise, except for endorsements for collection of negotiable instruments in the ordinary course of business as heretofore conducted;

                (iii) make any loan or advance to, or assume, guarantee, endorse or otherwise become liable with respect to the capital stock or dividends of, any Person, business organization, entity or enterprise except in the ordinary course of business as heretofore conducted;

                (iv) enter into any transaction with or create or assume any obligation or liability to, any stockholder, warrantholder or optionholder of the Company or any Affiliate, agent or relative of any stockholder, warrantholder or optionholder of the Company;

                (v) effect any material increase or any other material change in wages, salaries, commissions, compensation, bonuses, incentives, pension or other benefits payable, or create, enter into or announce any new agreement, plan, program, policy or arrangement to pay pensions, retirement allowances or other employee benefits to any director or employee, whether past or present;

                (vi) cancel or compromise any debt or claim, except in the ordinary course of business as heretofore conducted, or waive any rights of substantial value;

                (vii) change any of its banking arrangements without notice thereof to Parent or grant any powers of attorney;

                (viii) make any Tax election or settle or compromise any material Tax liability or settle or compromise;

                (ix) make any capital expenditures, except those made in the ordinary course of business consistent with past practice which do not exceed $25,000 in the aggregate.

        (g) Other than in the ordinary course of business as heretofore conducted, the Company will not sell, lease, abandon, assign, transfer, license or otherwise dispose of or encumber any property, including Intellectual Property or any other intangible assets or any machinery, equipment or other operating property or tangible assets;

        (h) The Company will not enter into or assume any contract, agreement or commitment which, by reason of its size, term or other factor, is not in the ordinary course of business as heretofore conducted;

        (i) The Company will not take any action, or omit to take any action, which would have, or could reasonably be expected to have, a Company Material Adverse Effect;

        (j) The Company will use its best efforts in a manner consistent with past practice to preserve the business organization of the Company intact and to keep available the services of the present employees and agents of the Company and to preserve the good will of customers, suppliers, employees, agents and, others having business relations with the Company;

        (k) The Company will use its reasonable efforts to maintain all assets owned, leased or regularly used by it in good operating condition and repair, ordinary wear and tear excepted, and will maintain existing insurance coverage on such assets as well as other existing insurance coverage;

        (l) The Company will maintain its books, accounts and records in the usual and ordinary manner, on a basis consistent with prior years; and

        (m) The Company will pay all registration, maintenance and renewal fees that are due or past due in connection with each item of Company Registered Intellectual Property.

        6.2.    Acquisition Proposals.

        (a) From the date hereof until the termination hereof and except as expressly permitted by the following provisions of this Section 6.2., the Company shall not, and the Company shall not authorize or permit any officer, director or employee of, or any financial advisor, attorney, accountant or other advisor or representative retained by, the Company (each, an "Agent") to, solicit offers for, respond to inquiries, initiate, encourage (including by way of furnishing information), endorse, enter into discussions with any party or enter into any agreement with respect to, or take any other action to knowingly facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as hereafter defined). The Company shall as soon as reasonably practicable advise Parent of any Acquisition Proposal or any offers, inquiries, indications of interest or discussions with respect thereto, including the name of the proposed acquirer and the material terms of the Acquisition Proposal. Subject to the rights of the Company under Article VIII of this Agreement, neither the Board of Directors of the Company nor any committee thereof shall (a) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent the approval or recommendation by the Board of Directors of the Company of the Merger or this Agreement or
(b) approve or recommend, or propose to approve or recommend, any Acquisition Proposal other than pursuant to the Merger or this Agreement.

        (b) Notwithstanding the provisions of Section 6.2.(a), nothing contained in this Agreement shall prevent the Board of Directors of the Company from (i) furnishing information to, responding to inquiries or entering into discussions or negotiations with any person or entity if and only to the extent that the Board of Directors of the Company shall have determined in good faith that such action is required in the exercise of its fiduciary duties, based upon the advice of outside counsel,
(ii) complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act,
(iii) making any disclosure to the Company's stockholders if the Board of Directors shall have determined, after consultation with outside counsel, that failure to make such disclosures would be inconsistent with applicable law or regulation of any national securities exchange or interdealer quotation system on which the Shares are traded or (iv) withdrawing or modifying its approval or recommendation of the Merger or this Agreement, if and only to the extent that the Board of Directors of the Company shall have determined in good faith that such action is required in the exercise of its fiduciary duties, based upon the advice of outside counsel.

        (c) The Company will as soon as reasonably practicable notify Parent if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with the Company and inform Parent of the status of any such Acquisition Proposal from time to time. As used in this Agreement, "Acquisition Proposal" shall mean any tender or exchange offer, or proposal, other than a proposal by Parent or any of its affiliates, for a merger, share exchange or other business combination involving the Company or any proposal or offer to acquire in any manner Shares or a substantial equity interest in the Company or a substantial portion of the assets of the Company or any strategic alliance by the Company with a third party, except to the extent as contemplated by Section 6.15.

        6.3.    Information Supplied.

        Each of the Company and Parent agree, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (a) the Registration Statement on Form F-4 to be filed with the SEC by Parent in connection with the issuance of ADSs in the Merger (including the Prospectus/Proxy Statement constituting a part thereof) will, at the time the Form F-4 Registration Statement is filed or becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made, not misleading, and (b) the Prospectus/Proxy Statement and any amendment or supplement thereto will, at the date of mailing to Stockholders and at the Stockholders' Meeting to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        6.4.    Stockholders' Meeting.

        The Company will take, in accordance with its certificate of incorporation and bylaws, all action necessary to convene a meeting of holders of Shares (the "Stockholders' Meeting"), to be held as promptly as practicable after the Form F-4 Registration Statement is declared effective, to consider and vote upon the approval of this Agreement and the Merger. The Board of Directors of the Company shall use its good faith efforts to obtain, as promptly as practicable, an oral opinion from Wachovia Securities Incorporated, or such other investment banker selected by the Company and reasonably acceptable to Parent, as to whether the Merger is fair to the Company's stock-holders from a financial point of view and, based in part on such opinion, the Board of Directors of the Company, subject to its fiduciary duty under applicable law as referred to in Section 6.2., will (i) recommend to the Stockholders the approval of the Merger and the transactions contemplated hereby, and adoption of this Agreement, and any other matters to be submitted to the Stockholders in connection therewith, to the extent such approval is required by applicable law in order to consummate the Merger and the other transactions contemplated hereby and by the documents related hereto, and (ii) use its good faith efforts to obtain the approval by the Stockholders, to the extent required, of this Agreement and the transactions contemplated hereby and by the documents related hereto. The Board of Directors of the Company will use its good faith efforts to have Wachovia Securities Incorporated confirm in writing the substance of its oral opinion, or to have such other investment banker selected by the Company and reasonably acceptable to Parent deliver a written opinion to the same effect, at or prior to the time the Form F-4 Registration Statement is declared effective and the Board makes its final recommendation referred to in clause (i) above.

        6.5.    Filings; Other Actions; Notification.

        (a) Parent and the Company shall promptly prepare and, as soon as practicable, file with the SEC the Prospectus/Proxy Statement, and Parent shall promptly prepare and, as soon as practicable, file with the SEC the Form F-4 Registration Statement. Parent and the Company each shall use its reasonable best efforts to have the Form F-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and promptly thereafter shall mail the Prospectus/Proxy Statement to the Stockholders. Parent shall also use its reasonable best efforts to obtain prior to the effective date of the Form F-4 Registration Statement all necessary state securities law or "blue sky" permits and approvals required in connection with the Merger and to consummate the other transactions contemplated by this Agreement and will pay all expenses incident thereto.

        (b) The Company and Parent each shall from the date hereof until the Effective Time cooperate with the other and use (and shall cause their respective Subsidiaries to use) its reasonable best efforts to cause to be done all things necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement.

        (c) The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, executive officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Prospectus/Proxy Statement, the Form F-4 Registration Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of the Parent's Subsidiaries to any third party and/or any governmental entity in connection with the Merger and the transactions contemplated by this Agreement.

        (d) The Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, and each shall give the other prompt notice of (i) the occurrence, or non-occurrence, of any event, the occurrence or non-occurrence of which would cause, or would be likely to cause, any representation or warranty contained in Article IV or V, respectively, of this Agreement to be untrue or inaccurate in any material respect; (ii) any failure of the Company or Parent to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (iii) any notice of, or other communication relating to, a default or event that with notice or lapse of time or both, would become a default, received subsequent to the date of this Agreement and prior to the Effective Time under any note, license, agreement or other instrument or obligation, other than in respect of defaults which, alone or in the aggregate, could not reasonably be expected to result in a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be; and (iv) any material adverse change or the occurrence of any event which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be. Each party shall give the other prompt notice of any written notice or other written communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, unless the failure to obtain such consent could not reasonably be expected to result in a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be.

        6.6.    Taxation and Accounting.

        (a) Neither Parent nor the Company shall, nor shall they permit either of their respective Subsidiaries or Affiliates to, take or cause to be taken any action, whether before or after the Effective Time, that would disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the Code. Each of Parent and the Company agrees to use its reasonable best efforts to cure any impediment to the qualification of the Merger as a "reorganization" within the meaning of Section 368(a) of the Code.

        (b) The Company shall prepare and file the consolidated Federal income tax return for the tax year ended June 30, 1999, for the affiliated group of which the Company is the common parent corporation, prior to the Closing Date and in a manner consistent (including elections and accounting methods and conventions) with such return for the prior tax year, except as otherwise required by applicable law or agreed to by the Parent, and shall provide Parent with a copy of such return prior to the filing of such return.

        6.7.    Access.

        Upon reasonable notice, and except as may otherwise be required by applicable law, the Company shall afford to Parent and its authorized agents and attorneys reasonable access during normal business hours to the offices, properties, contracts and financial records of the Company, in order that Parent may have full opportunity to make such investigations as it desires of the affairs of the Company, and shall furnish Parent such additional data and information as Parent may from time to time reasonably request; provided, that the foregoing shall not require the Company to permit any inspection, or to disclose any information, that (i) in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used all reasonable efforts to obtain the consent of such third party to such inspection or disclosure or (ii) would violate any attorney-client privilege of the Company. All requests for information made pursuant to this Section 6.7. shall be directed to such Person as may be designated by the Company pursuant to

Section 9.6. hereof. All such information shall be governed by the terms of the Confidentiality Agreement (as hereinafter defined).

        6.8.    Company Affiliates.

        Attached hereto as Exhibit A-1 is a list of names and addresses of those Persons who are, in the opinion of the Company (after consultation with outside legal counsel), "Affiliates" of the Company within the meaning of Rule 145 under the Securities Act. The Company shall exercise its best efforts to deliver or cause to be delivered to Parent, at least 35 days prior to the Effective Time, from each affiliate of the Company identified in the foregoing list, a letter in the form attached as Exhibit A-2 (the "Company Affiliates Letter"). The ADRs representing ADSs received by such Affiliates shall bear a customary legend regarding applicable Securities Act restrictions.

        6.9.    Stock Exchange Listing.

        Parent shall use its best efforts to cause the ADSs to be issued in the Merger to be listed on the NYSE subject to official notice of issuance, prior to the Closing Date.

        6.10. Publicity.

        The Company and Parent shall consult with each other prior to issuing, and will provide each other with a meaningful opportunity to review, comment upon and concur with, any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement, and, with respect to the Company only, any product developments, and prior to making any filings with any third party and/or any governmental entity with respect thereto, except as may be required by law, court process or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service.

        6.11. Elimination of Warrants and Options to Purchase Company Common Stock.

        The Company shall use its best efforts to cause the holders of all of the outstanding warrants and options to purchase Company Common Stock to exercise such warrants and options prior to the Effective Time, it being understood that the exercise or cancellation of all such warrants and options is a condition to the obligations of the Parent and Merger Subsidiary to consummate the Merger.

        6.12. Expenses.

        Except as provided in Section 3.7.(f), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, and the Merger and the other transactions contemplated hereby and thereby shall be paid by the party incurring such expense, except that expenses incurred in connection with the filing fee for the Form F-4 Registration Statement and printing and mailing the Prospectus/Proxy Statement shall be borne by the Parent.

        6.13. Directors' and Officers' Insurance.

        (a) Parent shall cause to be maintained, for a period of not less than six years from the Effective Time, the Company's current directors' and officers' liability insurance policy to the extent that it provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") for all present and former directors and officers of the Company or any subsidiary thereof, so long as the annual premium therefor would not be in excess of 150% of the last annual premium paid for the D&O Insurance prior to the date of this Agreement (150% of such premium, the "Maximum Premium"); provided that Parent may, in lieu of maintaining such existing D&O Insurance as provided above, cause coverage that in all material respects is no less favorable than the current D&O Insurance to be provided under any policy maintained for the benefit of the directors and officers of Parent or a separate policy provided by the same insurer. If the existing D&O Insurance expires, is terminated or canceled by the insurer or if the annual premium would exceed the Maximum Premium during such period, Parent shall obtain, in lieu of such D&O Insurance, such comparable directors' and officers' liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium and on terms and conditions that in all material respects are no less favorable than the current D&O Insurance.

        (b) The provisions of this Section are in addition to the rights that an Indemnified Party may have under the certificate of incorporation, bylaws or agreements of or with the Company or any of its Subsidiaries or under applicable law. The provisions of this Section shall survive the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

        6.14. Takeover Statute.

        If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

        6.15. Aventis Pasteur Option Agreement.

        Neither Parent nor any of its Affiliates (including after the Effective Time, the Surviving Corporation) shall, directly or indirectly, terminate, modify, alter or otherwise amend the Aventis Pasteur Option Agreement in a manner that would adversely affect the making of any Aventis Pasteur Option Payment without the express written consent of the Stockholders' Representative, such consent not to be unreasonably withheld or delayed. In addition, the Parent and its Affiliates shall provide the Stockholders' Representative with immediate notice of any Aventis Pasteur Option Payment it receives. The parties further acknowledge that prior to the Effective Time, the Company shall have the right to negotiate an amendment to the Aventis Pasteur Option Agreement to extend the date upon which Aventis Pasteur shall have the right to exercise its options thereunder until January 31, 2003 (and to extend the related research program being conducted by the Company and funded by Aventis Pasteur under the Aventis Pasteur Option Agreement until no later than October 30, 2002, provided that such research program continues to be funded solely by Aventis Pasteur), provided that (i) no such amendment shall modify the terms of the licenses obtainable upon exercise of such options or otherwise increase the Company's obligations or waive any of the Company's rights under the Aventis Pasteur Option Agreement without the prior express written consent of the Parent, which consent shall not be unreasonably withheld or delayed, and
(ii) if requested by Parent, the Company shall deliver to Aventis Pasteur an instrument in the form of Exhibit 3.8 with respect to the Merger. The
Company shall consult with Parent in advance regarding any such negotiations with Aventis Pasteur. Notwithstanding the foregoing, the Company shall have the right to sublicense to Aventis Pasteur the technology obtained under a License Agreement dated August 1, 1999 between the Company and Duke University Medical Center.

        6.16. Access to Data.

        The Stockholders' Representative shall have the right from and after the Effective Time to have reasonable access, upon request and reasonable notice and during normal business hours, to the books, records and accounts of Parent and its Affiliates, and to the Chief Executive Officer and Chief Financial Officer of Parent, for the limited purpose of confirming the calculations made pursuant to Section 3.2. hereof and obtaining an update concerning the anti-IL-1 beta monoclonal antibody program being developed by the Parent, its Affiliates or its sublicensees.

        6.17. Duke Agreement.

        In the event the Company intends to enter into negotiations with Duke University regarding any amendment of the terms of the Clinical Study and Research Agreement dated September 1, 1998, as amended, between Duke University and the Company, the Company will consult with Parent in advance of any such negotiations. Any amendment of the material commercial terms of such agreement shall require the prior express written consent of Parent, which consent shall not be unreasonably withheld or delayed.

        6.18. Genome Waiver.

        The Company covenants and agrees with Parent and Merger Subsidiary that, prior to the Effective Time, the Company shall use its best efforts to obtain a waiver signed by Genome to the effect that, as of the Effective Time,
(i) Genome shall no longer serve or be engaged as the financial advisor to the Company, and (ii) the Company shall have no further payment obligations due to Genome under the engagement letter dated October 5, 1998 between Genome and the Company, any amendments or modifications thereto or otherwise, other than the payment obligations set forth in the letter agreement dated March 6, 2000 between Genome and the Company (which payment obligations when paid or accrued will reduce Unaudited Closing Net Current Assets).

        6.19. Material Transfer Agreement.

        Following the date of this Agreement, Parent (or an Affiliate thereof) and the Company shall enter into a Material Transfer Agreement in substantially the form attached hereto as

Exhibit 6.19. to provide for the terms under which the Company will transfer certain of its materials to Parent (or an Affiliate thereof) and permit Parent (or an Affiliate thereof) to conduct research in relation to such materials.

        6.20. NEMC License.

        The Company shall use its best efforts to negotiate and enter into an amendment to its exclusive license dated October 1, 1983, with, among others, the New England Medical Center relating to the Company's rights to produce and sell the anti-IL-1 beta monoclonal antibodies, such amendment to be substantially in the form of Exhibit 6.20.


                                ARTICLE VII
                                -----------
                                CONDITIONS
                                ----------

        7.1.    Conditions to Each Party's Obligation to Effect the Merger

        The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

        (a) Stockholder Approval. This Agreement shall have been adopted, and the Merger approved by (i) holders of Shares constituting the Company Requisite Vote, provided, however, that if Dissenting Shares constitute, in the aggregate, more than 15 percent of the Shares held by Stockholders, then, if elected by Parent in its sole discretion, the Company Requisite Vote shall be deemed not to have been obtained and this Agreement and the Merger will be deemed not to have been adopted and approved and (ii) the sole stockholder of Merger Subsidiary if required in accordance with applicable law.

        (b) NYSE Listing. The shares of ADSs issuable to the Stockholders pursuant to this Agreement shall have been approved for listing on the NYSE, upon official notice of issuance.

        (c) Regulatory Consents. The waiting period, if any, applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated. Other than the filing provided for in Section 1.3., all other notices, reports and other filings required to be made prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of the Parent's Subsidiaries from, any governmental entity (collectively, "Governmental Consents"), in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement shall have been made or obtained, except where the failure to make any such filings or obtain any such Governmental Consents would not have a material adverse effect on either Parent, the Company or the Parent's Subsidiaries in all jurisdictions requiring such filings or Governmental Consents in the event such filings are not made or such Consents are not obtained.

        (d) Litigation. No court or governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, statute, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger (collectively, an "Order") and no governmental entity shall have instituted any proceeding which continues to be pending seeking any such Order; provided, that the party invoking this condition shall use its best efforts to have any such Order vacated.

        (e) F-4. The Form F-4 Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the Form F-4 Registration Statement shall have been issued, and no proceeding for that purpose shall have been initiated or be threatened, by the SEC.

        7.2.    Conditions to Obligations of Parent and Merger Subsidiary.

        The obligations of Parent and Merger Subsidiary to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

        (a)     Representations and Warranties.  (i) Except as provided in
(ii) below, the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall be true and correct as of the Closing Date and those not so qualified by materiality shall be true and correct in all material respects as of the Closing Date; and (ii) the representations and warranties of the Company set forth in this Agreement made as of a specified date earlier than the Closing Date shall be true and correct as of such date, except as affected by the transactions contemplated by this Agreement; and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to the effect stated in the foregoing clauses (i) and (ii).

        (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

        (c) No Company Material Adverse Effect. There shall have been no changes that have had or are reasonably likely to have a Company Material Adverse Effect since the date of this Agreement, except for changes contemplated by this Agreement, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

        (d) Consents. The Company shall have obtained all Private Consents referred to in Section 4.5.(b).

        (e) Tax Opinion. Parent shall have received the opinion of Richards & O'Neil LLP, counsel to Parent, dated the Closing Date, to the effect that the Merger will not result in taxation to the Parent or the Merger Subsidiary under the Code. In rendering such opinion, Richards & O'Neil LLP shall require delivery of and rely upon the representations letters delivered by Parent, Merger Subsidiary and the Company.

        (f) Affiliate Letters. Parent shall have received at least 35 days prior to the Effective Time, the Company Affiliates Letters from all persons identified on Exhibit A-1 and any other person whom Parent reasonably believes to be an Affiliate of the Company.

        (g) NEMC Amendment. The Company shall have entered into an amendment to its exclusive license dated October 1, 1983, with, among others, the New England Medical Center relating to the Company's rights to produce and sell the anti-IL-1 beta monoclonal antibodies, such amendment to be in substantially the form of Exhibit 6.20.

        (h) Elimination of Options and Warrants. The holders of all of the outstanding warrants and options to purchase Company Common Stock shall have exercised such warrants and options in full prior to the Effective Time or all such warrants and options shall have been otherwise cancelled and terminated immediately prior to the Effective Time.

        (i) Opinion. Parent shall have received the opinion of Dorsey & Whitney LLP, counsel to the Company, dated the Closing Date, to the effect that (i) the Company is duly incorporated, validly existing and in good standing under the laws of the State of Delaware, (ii) the Merger Agreement and the Merger have been duly authorized by all requisite action with respect to the Company; (iii) the Merger Agreement has been duly executed and delivered by the Company, (iv) the Merger Agreement is a legal, valid and binding obligation of the Company enforceable in accordance with its terms, except as enforceability may be limited or affected by bankruptcy and other similar laws and principles of equity and (v) upon the filing of the Certificate of Merger, the Merger shall be effective under the laws of the State of Delaware.

        (j) Waiver from Genome. Parent shall have received a waiver from Genome relating to (i) its engagement with the Company as financial advisor and (ii) any compensation payable under its engagement letter with the Company, as amended, other than the compensation set forth in the letter agreement dated March 6, 2000, between the Company and Genome.

        7.3.    Conditions to Obligation of the Company.

        The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

        (a)     Representations and Warranties.   (i) Except as provided in
(ii) below, the representations and warranties of Parent set forth in this Agreement that are qualified as to materiality shall be true and correct as of the Closing Date and those not so qualified by materiality shall be true and correct in all material respects as of the Closing Date; and (ii) the representations and warranties of Parent set forth in this Agreement made as of a specified date earlier than the Closing Date shall be true and correct as of such date, except as affected by the transactions contemplated by this Agreement; and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent and on behalf of Merger Subsidiary by an executive officer of Merger Subsidiary to the effect stated in the foregoing clauses (i) and (ii).

        (b) Performance of Obligations of Parent and Merger Subsidiary. Each of Parent and Merger Subsidiary shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent and on behalf of Merger Subsidiary by an executive officer of Merger Subsidiary to such effect.

        (c) No Parent Material Adverse Effect. There shall have been no changes that have had or are reasonably likely to have a Parent Material Adverse Effect since the date of this Agreement, except for changes contemplated by this Agreement, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

        (d) Consents Under Agreements. Parent shall have obtained the consent or approval of each Person whose consent or approval shall be required in order to consummate the transactions contemplated by this Agreement under any Contract to which Parent or any of its Subsidiaries is a party, except those for which failure to obtain such consents and approvals, individually or in the aggregate, is not reasonably likely to have a Parent Material Adverse Effect or is not reasonably likely to prevent or to materially burden or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement.

        (e) Tax Opinion. The Company shall have received the opinion of Dorsey & Whitney LLP, counsel to the Company, dated the Closing Date, to the effect that the Merger will constitute a reorganization under the provisions of Section 368(a) of the Code. In rendering such opinion, Dorsey & Whitney LLP shall require delivery of and rely upon the representations letters delivered by Parent, Merger Subsidiary and the Company.

        (f) Company Fairness Opinion. The Company shall have received an opinion from Wachovia Securities Corporation, its financial advisor, dated as of the date of the mailing to Stockholders of the Company of the Prospectus/ Proxy Statement included within the Form F-4 Registration Statement stating that the Merger Consideration is fair from a financial point of view to the Stockholders.

        (g) Opinion. The Company shall have received the opinion of Richards & O'Neil, LLP, U.S. counsel to Parent and Merger Subsidiary, to the effect that (i) Merger Subsidiary is duly incorporated, validly existing and in good standing under the laws of the State of Delaware; (ii) the Merger Agreement and the Merger have been duly authorized by all requisition action with respect to Merger Subsidiary; (iii) the Merger Agreement has been duly executed and delivered by Merger Subsidiary; (iv) the Merger Agreement is a legal, valid and binding obligation of the Company enforceable in accordance with its terms, except as enforceability may be limited or affected by bankruptcy and other similar laws and principles of equity and (v) upon the filing of the Certificate of Merger, the Merger shall be effective under the laws of the State of Delaware.

                                ARTICLE VIII
                                ------------
                                TERMINATION
                                -----------

        8.1.    Method of Termination.

        This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned only as follows:

        (a) By the mutual written consent of Company and Parent, notwithstanding prior approval by the stockholders of the Company;

        (b) By Company or Parent if the other party shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination (in the case of Parent, including any failure to comply by Merger Subsidiary), which failure to comply has not been cured within thirty
(30) business days following receipt by such party of written notice from the non-breaching party of such failure to comply;

        (c) By Company or Parent if there has been (i) a breach by the other party (in the case of Parent, including any material breach by Merger Subsidiary) of any representation or warranty that is not qualified by materiality which has the effect of making such representation or warranty not true and correct in all material respects or (ii) a breach by the other party (in the case of Parent, including any material breach by Merger Subsidiary) of any representation or warranty that is qualified as to materiality, in each case which breach has not been cured within thirty (30) business days following receipt by the breaching party from the non-breaching party of written notice of the breach;

        (d) By Company after September 1, 2000, if the F-4 Registration Statement has not been filed by such date, or by December 31, 2000, if any of the conditions set forth in Article VII hereof, to which the Company's obligations are subject, have not been fulfilled or waived, unless such fulfillment has been frustrated or made impossible by any act or failure to act of the Company;

        (e) By Parent after December 31, 2000, if any of the conditions set forth in Article VII hereof, to which the Parent and the Merger Subsidiary are subject, have not been fulfilled or waived, unless such fulfillment has been frustrated or made impossible by any act or failure to act of Parent or the Merger Subsidiary;

        (f) By Parent or the Company if holders of Shares constituting the Company Requisite Vote do not approve the Merger at the Stockholders Meeting, (provided that the Company may not terminate this Agreement under this Section 8.1.(f) if the Company is in breach of Section 6.3.);

        (g) By the Company or Parent if a court or governmental entity of competent jurisdiction institutes an Order prohibiting the consummation of the transactions contemplated by this Agreement, provided that the order is not the result of an action or proceeding instituted by the terminating party;

        (h) By the Company if in the exercise of its good faith determination, as set forth in Section 6.2.(b), as to its fiduciary duties to the Company's stockholders imposed by law, the Board of Directors of the Company decides that such termination is required; and

        (i) By Parent if the Board of Directors of the Company shall have withdrawn or modified in any manner adverse to Parent its approval or recommendation of the Merger or this Agreement.

        8.2.    Effect of Termination.

        (a) Except as provided in Section 6.12. and subject to Section 8.2.(b), and except as provided in the immediately succeeding sentence, in the event of a termination of this Agreement pursuant to Section 8.1. hereof, each party shall pay the costs and expenses incurred by it in connection with this Agreement, and no party (or any of its officers, directors, employees, agents, representatives or stockholders) shall be liable to any other party for any costs, expenses, damage or loss of anticipated profits hereunder. Subject to Section 8.2.(b) hereof, in the event of any termination of this Agreement, all provisions of this Agreement except for Section 6.12 and this
Section 8.2. shall forthwith become void and have no effect, without any l iability hereunder on the part of any party or its directors, officers or stockholders.

        (b) In the event that (i) this Agreement is terminated by the Company in accordance with Section 8.1.(b) or 8.1.(c) and the Company is not then in breach in any material respect of any of its representations, warranties, covenants or agreements in this Agreement, (ii) this Agreement is terminated by Parent in accordance with Section 8.1(b) or 8.1(c) and Parent is not then in breach in any material respect of any of its representations, warranties, covenants or agreements in this Agreement, (iii) this Agreement is terminated by the Company in accordance with Section 8.1.(h) and the Company within 12 months thereafter enters into a transaction with a third party regarding an Acquisition Proposal, or (iv) this Agreement is terminated by Parent or the Company in accordance with Section 8.1(f) and, at the time of the vote to approve the Merger at the Stockholder Meeting an Acquisition Proposal has been made by a third party and the Company within 12 months thereafter enters into a transaction with such third party regarding an Acquisition Proposal, the non-terminating party in the case of clauses
(i) and (ii) and the Company in the case of clauses (iii) and (iv), shall promptly pay to the terminating party (or the Parent in the case of clauses
(iii) and (iv)) a fee in the amount of $500,000. In the case of any breach or termination of this Agreement triggering payment of the amounts specified in the preceding sentence, payment of the amount specified in the preceding sentence shall constitute liquidated damages and shall be the sole and exclusive remedy of the Company or Parent and the Merger Subsidiary for any and all damages arising under or in connection with this Agreement, and, upon payment of the amount specified in the preceding sentence, neither the Company nor any its officers, directors, employees, agents, representatives or stockholders, nor Parent or Merger Subsidiary, nor any of their respective officers, directors, employees, agents, representatives or stockholders, shall have any liability or further obligation to the Company, Parent or the Merger Subsidiary, as the case may be, under or in connection with this Agreement or any such termination hereof, other than for any willful or intentional breach of this Agreement.

        (c) In the event that this Agreement is terminated under Section 8.1., other than pursuant to Section 8.1.(h), and the Company is not then in breach in any material respect of any of its representations, warranties, covenants or agreements in this Agreement, Parent shall within 30 days after such termination provide the Company with a report summarizing the results of any and all research conducted with respect to any materials provided to Parent or its Affiliates by the Company under the Material Transfer Agreement referenced in Section 6.19 of this Agreement. The results of such research shall be held in confidence by the Company under the terms of the Confidentiality Agreement, and the results shall be used solely for the purpose of Company's internal evaluation of Company's property and may not be disclosed under confidentiality or otherwise to third parties without Parent's prior written consent.

        8.3.    Indemnification.

	From and after the Effective Time for a period of six years, the parties agree that the Surviving Corporation will indemnify and hold harmless each present and former director and officer of the Company, (when acting in such capacity) determined as of the Effective Time (each, an Indemnified Party and, collectively, the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees and expenses), judgments, fines, losses, amounts paid in settlement claims, damages or liabilities (collectively, "Costs") actually and reasonably incurred by such Person in connection with any claim, action, suit, proceeding or investigation, actual or threatened, whether civil, criminal, administrative or investigative, in whole or in part based on or arising in whole or in part by reason of the fact that such person was a director or officer of the Company at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (a "D&O Action"), to the fullest extent that the Company would have been required under the DGCL and its certificate of incorporation or bylaws in effect on the date hereof to indemnify such Person provided, however, that Parent or the Surviving Corporation shall be entitled to (A) assume, direct and conduct the defense of such D&O Action, at its expense and with counsel selected by it, or
(B) reject assumption of such defense and instead advance expenses as incurred to the fullest extent permitted under the DGCL if, in either case, the Indemnified Party provides (i) a written affirmation of his or her good faith belief that the standard of conduct necessary for indemnification under
Section 145(a) and (b) of the DGCL has been met, (ii) an undertaking to repay such expenses or advances if it is ultimately determined that such Person is not entitled to such indemnification; and (iii) agrees that any such advancement shall be conditioned on such Person agreeing that Parent or the Surviving Corporation, at all times acting in good faith, shall have the right to take over such defense and direct and conduct it pursuant to clause
(A) above. Notwithstanding the foregoing, the Surviving Corporation shall not be required to indemnify any present or former director or officer of the Company for any Costs or assume the defense of or advance any expenses incurred in connection with any D&O Action arising out of or in the nature of fraud brought by Parent or the Surviving Corporation.

                                ARTICLE IX
                                ----------
                        MISCELLANEOUS AND GENERAL
                        -------------------------

        9.1.    Survival.

        This Article IX, Articles I-III, the representations and warranties contained in Sections 5.3. (relating to the issuance of ADSs) and 5.8. (Prospectus/Proxy Statement; Form F-4), and the agreements of the Company, Parent and Merger Subsidiary contained in Sections 6.6. (Taxation and Accounting), 6.13. (Directors' and Officers' Insurance), 6.15. (Aventis Pasteur Option Agreement), 6.16. (Access to Data), and Section 8.3. (Indemnification) shall survive the consummation of the Merger. This Article IX and the agreements of the Company, Parent and Merger Subsidiary contained in Sections 6.12. (Expenses) and Section 8.2. (Effect of Termination) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

        9.2.    Modification or Amendment.

        Subject to the provisions of the applicable law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties. The Boards of Directors of the Company and Merger Subsidiary may amend this Agreement at any time prior to the time that this Agreement (or a certificate in lieu thereof) filed with the Office of the Secretary of the State of Delaware becomes effective in accordance with
Section 103 of the DGCL, provided that an amendment made subsequent to the adoption of this Agreement by the Stockholders may not (1) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof, (2) alter or change any term of the certificate of incorporation of the Company to be effected by the Merger, or (3) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series of capital stock of the Company.

        9.3.    Waiver of Conditions.

        The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

        9.4.    Counterparts.

        This Agreement may be executed in any number of original or facsimile counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

        9.5.    Governing Law; Waiver of Jury Trial.

        (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

        (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER,
(ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

        (c) EACH PARTY (I) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF ANY FEDERAL COURT LOCATED IN THE STATE OF NEW YORK, BOROUGH OF MANHATTAN, OR ANY NEW YORK STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN IF ANY DISPUTE ARISES OUT OF THIS AGREEMENT, (II) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT AND (III) AGREES THAT IT WILL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT IN ANY COURT OTHER THAN SUCH A FEDERAL OR STATE COURT SITTING IN THE STATE OF NEW YORK IN THE BOROUGH OF MANHATTAN.

        9.6.    Notices.

        Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

        if to Parent or Merger Subsidiary:

        Celltech Group plc
        216 Bath Road
        Slough, Berkshire, England
        fax: 011-44-1753-536632
        Attention:  Company Secretary

        Copy to:

        Brian D. Beglin, Esq.
        Richards & O'Neil, LLP
        885 Third Avenue
        New York, New York 10022
        Fax: (212) 750-9022

        if to the Company:

        Isidore Edelman, MD
        Chief Executive Officer
        Cistron Biotechnology, Inc.
        10 Bloomfield Avenue
        Pine Brook, New Jersey 07058
        fax: (973) 575-4854

        Copy to:

        Seth I. Truwit, Esq.
        Dorsey & Whitney LLP
        250 Park Avenue
        New York, New York 10177
        fax:  (212) 953-7201

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

        9.7.    Entire Agreement; No Other Representations.

        This Agreement (including any exhibits hereto), the Company Disclosure Schedule, the Parent Disclosure Schedule and the Confidentiality Agreement dated January 28, 2000, between Parent and the Company (the "Confidentiality Agreement") constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. The parties hereto agree that the Confidentiality Agreement shall each be hereby amended to provide that any provision therein which in any manner would be inconsistent with this Agreement or the transactions contemplated hereby or thereby shall terminate as of the date hereof; provided, however, that such provisions of the Confidentiality Agreement shall be reinstated in the event of any termination of this Agreement.

        9.8.    No Third Party Beneficiaries.

        Except as provided in Section 6.13. (Directors' and Officers' Insurance) and Section 8.3. (Indemnification), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder other than the Parties hereto and the Stockholders' Representative.

        9.9.    Severability.

        The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

        9.10. Interpretation.

        The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

        9.11. Assignment.

        This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly-owned direct or indirect Subsidiary to be a party to the Merger in lieu of Merger Subsidiary, in which event all references herein to Merger Subsidiary shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Subsidiary as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation.

        9.12. Definitions

        (a)     Location of Certain Definitions                      Section

ADR...................................................................3.4(a)
ADS...................................................................3.1(a)
Affiliate.............................................................6.8
Agent.................................................................6.2(a)
Agreement.............................................................Preamble

Aggregate Aventis Pasteur Option Exercise Merger Shares...............3.3(a)
Aggregate Base Merger Shares..........................................3.2(c)
Aggregate Cash Aventis Pasteur Option Exercise Merger Consideration...3.3(a)
Aggregate Holdback Merger Shares......................................3.2(d)
Acquisition Proposal..................................................6.2
Arbitrator............................................................3.2(b)
Aventis Pasteur.......................................................3.3(a)
Aventis Pasteur Deduction.............................................3.3(a)
Aventis Pasteur Option Agreement......................................3.3(a)
Aventis Pasteur Option Exercise Merger Consideration..................3.1(a)
Aventis Pasteur Option Payment........................................3.3(a)
Balance Sheet Notice..................................................3.2(b)
Base Merger Consideration.............................................3.1(a)
Bluestone.............................................................3.3(b)
Bylaws................................................................2.2
Certificates..........................................................3.4(b)
Certificate of Incorporation..........................................2.1
Certificate of Merger.................................................1.3
Closing...............................................................1.2
Closing Date..........................................................1.2
Code..................................................................Recitals
Company...............................................................Preamble
Company Affiliates Letter.............................................6.8
Company Audit Date....................................................4.6
Company Common Stock..................................................3.1(a)
Company Disclosure Schedule.........................................Article IV
Company Material Adverse Effect.......................................9.12(b)
Company Option........................................................4.2
Company Registered Intellectual Property..............................9.12(b)
Company Reports.......................................................4.6
Company Requisite Vote................................................4.4(a)
Company Stock Plans...................................................4.2
Confidentiality Agreement.............................................9.7
Contracts.............................................................4.5(b)
Costs.................................................................8.3
Depository............................................................3.4(a)
DGCL..................................................................1.1
Dissenting Shares.....................................................3.5
D&O Insurance.........................................................6.13(a)
Effective Time........................................................1.3
Environmental Law.....................................................9.12(b)
Environmental Permits.................................................4.12
ERISA.................................................................4.9
ERISA Affiliate.......................................................4.9
Exchange Act..........................................................4.5(a)
Exchange Agent........................................................3.4(a)

Exchange Fund.........................................................3.4(a)
Form F-4 Registration Statement.......................................4.18
GAAP..................................................................4.6
Genome................................................................4.21
Governmental Consents.................................................7.1(c)
Hazardous Substance...................................................9.12(b)
Holdback Merger Consideration.........................................3.1(a)
HSR Act...............................................................4.5(a)
Included Additional Assets............................................9.12(b)
Indemnified Parties...................................................8.3
Intellectual Property.................................................9.12(b)
Knowledge.............................................................9.12(b)
Laws..................................................................4.10
Lien..................................................................9.12(b)
Maximum Premium.......................................................6.13(a)
Merger................................................................Recitals
Merger Consideration..................................................3.1(a)
Merger Subsidiary.....................................................Preamble
MTAs..................................................................4.17
Net Current Assets....................................................9.12(b)
Order.................................................................7.1(d)
Parent................................................................Preamble
Parent ADS Signing Date Per Share Value...............................3.2(c)
Parent Audit Date.....................................................5.7
Parent Disclosure Schedule..........................................Article V
Parent Material Adverse Effect........................................9.12(b)
Parent Reports........................................................5.6
Parent Shares.........................................................3.1(a)
Person................................................................3.4(b)
Preliminary Unaudited Closing Balance Sheet...........................3.2(b)
Principal Stockholders................................................3.8
Private Consents......................................................4.5(b)
Prospectus/Proxy Statement............................................4.18
PTO...................................................................9.12(b)
Responsible Executive Officers of the Company.........................9.12(b)
SEC...................................................................4.6
Securities Act........................................................4.5(a)
Share, Shares.........................................................3.1(a)
Stockholders..........................................................9.12(b)
Stockholders Meeting..................................................6.4
Stockholders' Representative..........................................3.7
Subsidiary............................................................9.12(b)
Surviving Corporation.................................................1.1
Takeover Statute......................................................4.11
Tax Return............................................................9.12(b)
Tax, Taxes, Taxable...................................................9.12(b)

Taxing Authority......................................................9.12(b)
Unaudited Closing Balance Sheet.......................................3.2(b)
Unaudited Closing Net Current Assets..................................3.2(b)
Unaudited Signing Balance Sheet.......................................3.2(a)
Unaudited Signing Net Current Assets..................................3.2(a)

        (b) Certain Other Definitions

        "Company Material Adverse Effect" means any event, change, or effect that individually or when taken together with all other such events, changes or effects is or could reasonably be expected (as far as can be foreseen at the time) to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole, other than (i) effects caused by changes in general economic conditions or conditions generally affecting the types of businesses in which the Company and its Subsidiaries are engaged or (ii) effects caused by the results of any research conducted with respect to materials owned or used by the Company, or the Company Registered Intellectual Property, which materials or Company Registered Intellectual Property will be transferred to Parent or its affiliates.

        "Company Registered Intellectual Property" means those United States, international and foreign: (a) patents and patent applications (including provisional applications) and all reissues, divisions, renewals, extensions, provisions, continuations, foreign counterparts, and continuations-in-part thereof, in each case that are listed in Section 4.15.(c) of the Company Disclosure Schedule; (b) registered trademarks, registered service marks, applications to register trademarks or service marks, intent-to-use applications, or other registrations or applications related to trademarks or service marks, in each case that are listed in Section 4.15.(c) of the Company Disclosure Schedule; and (c) registered copyrights and applications for copyright registration, in each case that are listed on Section 4.15.(c) of the Company Disclosure Schedule. "Environmental Law" means any federal, state, local or foreign law, statute, ordinance, regulation, judgment, order, decree, arbitration award, agency requirement, license, permit, authorization or opinion, relating to: (i) the protection, investigation or restoration of the environment, health and safety, or natural resources,
(ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property, including but not limited to the Comprehensive Environmental Response, Compensation, and Liability Act, 42 USC Section 9601 et. sec.

        "Hazardous Substance" means any substance or waste that is:
(i) listed, classified or regulated pursuant to any Environmental Law;
(ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance or waste which may be the subject of regulatory action by any Government Authority pursuant to any Environmental Law.

        "Included Additional Assets" means the accounts and notes receivable of the Company, including those identified in Section 3.2 of the Company Disclosure Schedule as "Included Additional Assets."

        "Intellectual Property" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (a) all United States, international and foreign patents and applications thereof and all reissues, divisions, renewals, extensions, provisions, continuations and continuations-in-part thereof; (b) all inventions (whether patentable or not), invention disclosures, improvements, drug candidates, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (c) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (d) all industrial designs and any registration and applications therefor throughout the world; (e) all trade names, logos, common law trademarks and service marks, trademark and service mark registration and applications therefor throughout the world; (f) all databases and data collections and all rights therein throughout the world; and (g) any similar or equivalent rights to any of the foregoing anywhere in the world.

        "Knowledge" of any individual means actual knowledge of such individual.

"Lien" means any lien, pledge, mortgage, security interest, charge, claim, restriction, option or encumbrance of any kind or nature whatsoever.

	"Net Current Assets" means (a) the sum of (i) cash, cash equivalents and marketable securities (with maturities less than 180 days) and
(ii) Included Additional Assets, MINUS (b) all indebtedness (including accounts payable) of the Company.

        "Parent Material Adverse Effect" means any event, change, or effect that individually or when taken together with all other such events, changes or effects is or could reasonably be expected (as far as can be foreseen at the time) to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries taken as a whole, other than effects caused by changes in general economic conditions or conditions generally affecting the types of businesses in which the Parent and its Subsidiaries are engaged.

        "PTO" means the United States Patent and Trademark Office.

        "Responsible Executive Officers of the Company" shall mean the persons designated as such in the preamble to the Company Disclosure Schedule.

        "Stockholders" means the holders of the outstanding Shares immediately prior to the Effective Time.

        "Subsidiary" means, with respect to the Company, Parent or Merger Subsidiary, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries or by such party and any one or more of its respective Subsidiaries.

        "Tax" (including, with correlative meaning, the terms "Taxes" and "Taxable") shall mean, with respect to any Person, (i) all taxes, domestic or foreign, including without limitation any income (net, gross or other, including recapture of any tax items such as investment tax credits), alternative or add-on minimum tax, gross income, gross receipts, gains, sales, use, leasing, lease, user, ad valorem, transfer, recording, franchise, profits, property (real or personal, tangible or intangible), fuel, license, withholding on amounts paid to or by such Person, payroll, employment, unemployment, social security, excise, severance, stamp, occupation, premium, environmental or windfall profit tax, custom, duty or other tax, or other like assessment or charge of any kind whatsoever, together with any interest, levies, assessments, charges, penalties, additions to tax or additional amounts imposed by any Taxing Authority, (ii) any joint or several liability of such Person with any other Person for the payment of any amounts of the type described in (a) of this definition and (iii) any liability of such Person for the payment of any amounts of the type described in (i) as a result of any express or implied obligation to indemnify any other Person.

        "Tax Return(s)" mean all returns, consolidated or otherwise (including without limitation informational returns), required to be filed with any Taxing Authority.

        "Taxing Authority" shall mean any authority responsible for the imposition of any Tax.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

                               CISTRON BIOTECHNOLOGY, INC.


                               By: /S/ISIDORE S. EDELMAN
                                   ---------------------
                               Name:   Isidore Edelman
                               Title:  Chairman and Chief Executive Officer



                               CELLTECH GROUP PLC



                               By: /S/PETER V. ALLEN
                                   -----------------
                               Name:  Peter V. Allen
                               Title:   Director


                               CGP ACQUISITION CORP.


                               By: /S/PETER V. ALLEN
                                   -----------------
                               Name:  Peter V. Allen
                               Title:  President

                                Exhibits
                                --------


Exhibit A-1		Company Affiliates

Exhibit A-2		Form of Company Affiliates Letter

Exhibit 3.8		Form of Stockholder Voting Agreement

Exhibit 6.18		Form of Material Transfer Agreement

Exhibit 6.20		Form of NEMC License Amendment